Exhibit 4.6

BRP INC.

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT PROXY CIRCULAR

Annual meeting of shareholders will be held

at 11:00 a.m. (Eastern time)

on May 31, 2018 at BRP’s assembly plant in Valcourt

Letter from the Chairman of the Board of Directors and

the President and Chief Executive Officer

April 20, 2018

Dear Shareholders:

We achieved this year an all-time record in terms of revenues for the 5th consecutive year, led by an excellent retail momentum around the world and fueled by a strong product line-up and brands that keep gaining traction. It is our ability to challenge traditional thinking and push new technologies that distinguishes BRP from our competition, and with our ingenuity, we constantly redefine the industries in which we operate. We have proven it many times over the years and we plan to continue at that pace.

As shareholders of our Company, you are cordially invited to attend the annual meeting of shareholders of BRP Inc. on May 31, 2018 at 11 a.m. EDT, at our newly renovated assembly plant, 565 rue de la Montagne, Valcourt, Québec, J0E 2L0.

The enclosed notice of the annual meeting of shareholders and management proxy circular provide information on all matters to be acted upon by the shareholders, including information on directors nominated for election, the appointment of the Company’s auditors and certain proposed amendments to the Company’s stock option plan. The management proxy circular also provides information on our corporate governance system and compensation of our senior management.

For more information, please contact Valérie Bridger, Corporate Communications Advisor, by email at valerie.bridger@brp.com.

Your vote and participation are very important to us. As holders of our shares, please take the time to review the management proxy circular and accompanying materials and provide your vote on the business items of the meeting. If you are unable to attend the meeting in person, we encourage you to vote your shares via the internet or by phone. You can also vote your shares by signing, dating and returning the enclosed proxy card.

On behalf of the Board of Directors, we thank you for your support.

Sincerely,

Laurent Beaudoin	José Boisjoli

Chairman of the Board of Directors	President and Chief Executive Officer

BRP INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the holders of subordinate voting shares (the “Subordinate Voting Shares”) and multiple voting shares (the “Multiple Voting Shares” and, together with the Subordinate Voting Shares, the “Shares”) of BRP Inc. (the “Company”) will be held at 11:00 a.m. (Eastern time) on May 31, 2018 at BRP’s Valcourt newly renovated assembly plant, 565 rue de la Montagne, Valcourt, Québec, J0E 2L0, to consider and take action on the following matters:

(1)	to receive the consolidated financial statements of the Company for the fiscal year ended January 31, 2018, together with the notes thereto and the independent auditor’s report thereon;

(2)	to elect the directors of the Company who will serve until the next annual meeting of shareholders or until their successors are elected or appointed;

(3)	to appoint the auditor of the Company;

(4)

to approve an ordinary resolution, a copy of which is reproduced as Schedule “B” of the accompanying management proxy circular of the Company dated April 20, 2018, approving amendments to the Company’s stock option plan, as more fully described in the accompanying management proxy circular; and

(5)	to transact such other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

As a shareholder of the Company, it is very important that you read this material carefully and then vote your Shares, either by proxy or in person at the Meeting.

The accompanying management proxy circular of the Company dated April 20, 2018 provides additional information relating to the matters to be dealt with at the Meeting. Also enclosed is a form of proxy for the Meeting.

The consolidated financial statements of the Company for the fiscal year ended January 31, 2018, together with the notes thereto, the independent auditor’s report thereon and the related management’s discussion and analysis are available on SEDAR at www.sedar.com.

The Company’s board of directors has fixed the close of business on April 11, 2018 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting, or any postponement or adjournment thereof. No person who becomes a shareholder of record after that time will be entitled to vote at the Meeting or any postponement or adjournment thereof.

A shareholder who is unable to be present at the Meeting and who wishes to appoint some other person (who need not be a shareholder) to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy, and, in either case, by returning the completed form of proxy in the pre-addressed return envelope provided for that purpose to Computershare Investor Services Inc. no later than 4:00 p.m. (Eastern time) on May 29, 2018, or if the Meeting is postponed or adjourned, by no later than 48 hours prior to the time of such postponed or adjourned meeting (excluding Saturdays, Sundays and holidays). Shareholders who have voted by proxy may still attend the Meeting.

Shareholders are invited to attend the Meeting as there will be an opportunity to ask questions and meet with management of the Company. At the Meeting, the Company will also report on its business results for the fiscal year ended January 31, 2018.

Dated at Valcourt, Québec, this 20th day of April, 2018.

By order of the board of directors,

Martin Langelier

Senior Vice-President, General Counsel and Public Affairs

BRP INC.

MANAGEMENT PROXY CIRCULAR

GENERAL INFORMATION

This management proxy circular (the “Circular”) is furnished in connection with the solicitation by management of BRP Inc. (the “Company”) of proxies for use at the annual meeting of shareholders of the Company (the “Meeting”) to be held on May 31, 2018 at 11:00 a.m. (Eastern time) at BRP’s newly renovated assembly plant, 565 rue de la Montagne, Valcourt, Québec, J0E 2L0, or any postponements or adjournments thereof, for the purposes set forth in the accompanying notice of annual meeting of shareholders (the “Notice of Meeting”).

Unless otherwise noted or the context otherwise requires, all information provided in this Circular is given as at April 20, 2018 and references to the “Company” and “BRP” refer to BRP Inc., its direct and indirect subsidiaries, predecessors and other entities controlled by them. Unless otherwise indicated, all references to “$” or “dollars” in this Circular refer to Canadian dollars.

No person has been authorized to give any information or to make any representation in connection with any other matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

Forward-Looking Statements

Certain statements in this Circular constitute forward-looking statements. The words “scheduled”, “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements are based on estimates and assumptions made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct or that the Company’s business guidance, objectives, plans and strategic priorities will be achieved.

Many factors could cause the Company’s actual results or affairs to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s annual information form dated March 20, 2018, in respect of the fiscal year ended January 31, 2018 (“Fiscal 2018”), which are incorporated by reference in this cautionary statement. Although these factors are not intended to represent a complete list of the factors that could affect the Company, they should be considered carefully. The forward-looking statements contained in this Circular are made as of the date of this Circular, and the Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities regulations. The forward-looking statements contained in this Circular are expressly qualified by this cautionary statement.

Voting Information

The following questions and answers provide guidance on how to vote your subordinate voting shares (the “Subordinate Voting Shares”) and/or multiple voting shares (the “Multiple Voting Shares” and, together with the Subordinate Voting Shares, the “Shares”) of the Company.

6 2018 Proxy Circular

Who is soliciting my proxy?

Management of the Company is soliciting your proxy. It is expected that the solicitation will be made primarily by mail but proxies may also be solicited by telephone, over the Internet, in writing or in person, by directors, officers or employees of the Company and its subsidiaries who will receive no other compensation therefore other than their regular remuneration. The Company may also reimburse brokers and other persons holding Shares in their name or in the name of nominees for the costs incurred in sending proxy materials to their principals in order to obtain their proxies. Such costs are expected to be nominal.

Who can vote?

Only persons registered as holders of Subordinate Voting Shares and/or Multiple Voting Shares on the books of the Company as of the close of business on April 11, 2018 (the “Record Date”) are entitled to receive notice of, and to vote, at the Meeting or any postponement or adjournment thereof, and no person becoming a shareholder after the Record Date shall be entitled to receive notice of, and to vote, at the Meeting or any postponement or adjournment thereof. The failure of any shareholder to receive notice of the Meeting does not deprive the shareholder of the right to vote at the Meeting.

What will I be voting on?

Holders of Shares will be voting:

●	to elect the directors of the Company who will serve until the next annual meeting of shareholders or until their successors are elected or appointed (see page 13);

●	to appoint the auditor of the Company (see page 27);

●

to approve an ordinary resolution, a copy of which is reproduced as Schedule “B” of this Circular, approving amendments to the Stock Option Plan, as more fully described under “Business of the Meeting - Amendments to the Stock Option Plan”; and

●	to transact such other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

How will these matters be decided at the Meeting?

A simple majority of the votes cast, in person or by proxy, by the holders of Subordinate Voting Shares and Multiple Voting Shares, voting together as a single class, will constitute approval of each of the matters specified in this Circular, including with respect to the ordinary resolution approving amendments to the Stock Option Plan.

For details regarding the Company’s majority voting policy with respect to the election of directors, see “Disclosure of Corporate Governance Practices - Majority Voting Policy”.

What is the necessary quorum for the Meeting?

A quorum of shareholders is present at a meeting of shareholders if the holders of not less than twenty-five percent (25%) of the shares entitled to vote at the meeting are present in person or represented by proxy, and at least two persons entitled to vote at the meeting are actually present at the meeting.

7 2018 Proxy Circular

How many votes do I have?

The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws in that they do not carry equal voting rights with the Multiple Voting Shares. Each Multiple Voting Share carries the right to six votes and each Subordinate Voting Share carries the right to one vote. In the aggregate, all of the voting rights associated with the Subordinate Voting Shares represented, as at April 20, 2018, 8.9% of the voting rights attached to all of the issued and outstanding Shares.

The Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one Subordinate Voting Share. Upon the first date that any Multiple Voting Share shall be held other than by a Permitted Holder (as such term is defined in the Company’s articles), such holder, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert all of the Multiple Voting Shares held by such holder into fully paid and non-assessable Subordinate Voting Shares, on a share for share basis.

In addition, all Multiple Voting Shares, regardless of the holder thereof, will convert automatically into Subordinate Voting Shares at such time as Permitted Holders that hold Multiple Voting Shares no longer hold and own, collectively, directly or indirectly, more than 15% of the beneficial ownership interests in the aggregate number of outstanding Multiple Voting Shares and Subordinate Voting Shares (it being understood that the number of Multiple Voting Shares shall be added to the number of Subordinate Voting Shares for the purposes of such calculation).

Under applicable Canadian law, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In accordance with the rules of the Toronto Stock Exchange (the “TSX”) designed to ensure that, in the event of a take-over bid, the holders of Subordinate Voting Shares will be entitled to participate on an equal footing with holders of Multiple Voting Shares, Beaudier Inc. (“Beaudier”), 4338618 Canada Inc. (“4338618” and, together with Beaudier, the “Beaudier Group”), Bain Capital Luxembourg Investments S.à.r.l. (“Bain”) and Caisse de dépôt et placement du Québec (“CDPQ” and, together with Beaudier Group and Bain, the “Principal Shareholders”), as the holders of all the outstanding Multiple Voting Shares as at May 29, 2013, entered into a coattail agreement dated May 29, 2013 with the Company and Computershare Trust Company of Canada (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual class, TSX listed companies designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares. Additional information relating to the Coattail Agreement can be found in the Company’s annual information form available on SEDAR at www.sedar.com.

Who can I call with questions?

If you have questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact Computershare Investor Services Inc. (“Computershare”), the Company’s transfer agent, toll-free at 1-800-564-6253, or by mail at:

Computershare Investor Services Inc.

100 University Avenue

8th Floor

Toronto, Ontario M5J 2Y1

8 2018 Proxy Circular

How do I vote?

●

If you are eligible to vote and you are registered as a shareholder on the books of the Company as of the close of business on the Record Date, you can vote your Shares in person at the Meeting or by proxy, as explained below.

●

If your Shares are held in the name of a depositary or a nominee such as a trustee, financial institution or securities broker, please see the instructions below under “How do I vote if I am a non-registered shareholder?” (see page 11).

How do I vote if I am a registered shareholder?

1. Voting in person

If you wish to vote in person, you may present yourself to a representative of Computershare at the registration table at the Meeting. Your vote will be taken and counted at the Meeting.

2. Voting by proxy

Whether or not you attend the Meeting, you may appoint someone else to vote for you as your proxyholder. Your vote will thus be counted at the Meeting. You may use the enclosed form of proxy, or any other proper form of proxy, in order to appoint your proxyholder. The persons named in the enclosed form of proxy, namely Messrs. José Boisjoli and Martin Langelier, are respectively President and Chief Executive Officer, and Senior Vice-President, General Counsel and Public Affairs, of the Company. You may also choose another person to act as your proxyholder, including someone who is not a holder of Shares of the Company, by inserting another person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy.

Registered shareholders may vote by proxy as follows: by mail or fax, by telephone or over the Internet.

Submitting a proxy by mail or fax or over the Internet are the only methods by which a registered shareholder may appoint a person other than the members of the management of the Company named on the form of proxy as proxyholder.

Mail or Fax

Registered shareholders electing to submit a proxy by mail or fax must complete, date and sign the form of proxy. It must then be returned to the Company’s transfer agent, Computershare, either in the postage pre-paid return envelope provided or by fax at 1-866-249-7775 (for shareholders in Canada and in the United States) or at (416) 263-9524 (for shareholders outside Canada and the United States), no later than 4:00 p.m. (Eastern time) on May 29, 2018.

Telephone

Registered shareholders electing to submit a proxy by telephone must do so by using a touchtone telephone. The telephone number to call for shareholders in Canada and in the United States is 1-866-732-VOTE (8683). For shareholders outside Canada and the United States, the telephone number to call is 312-588-4290. Shareholders must follow the instructions, use the form of proxy received from the Company and provide the 15-digit control number located on the form of proxy. Instructions are then conveyed by use of the touchtone selections over the telephone.

9 2018 Proxy Circular

Internet

Registered shareholders electing to submit a proxy over the Internet must access the following website: www.investorvote.com.

Registered shareholders must then follow the instructions and refer to the form of proxy received from the Company which contains a 15-digit control number located on the form of proxy. Voting instructions are then conveyed electronically by the shareholder over the Internet.

Non-registered shareholders will be provided with voting instructions by their nominees. Please see the instructions below under “How do I vote if I am a non-registered shareholder?” (see page 11).

How will my proxyholder vote?

On the form of proxy, you may indicate either how you want your proxyholder to vote your Shares, or you can let your proxyholder decide for you.

If you have specified on the form of proxy how you want your Shares to be voted on a particular matter (by marking FOR, AGAINST or WITHHOLD, as applicable), then your proxyholder must vote your Shares accordingly.

If you have not specified on the form of proxy how you want your Shares to be voted on a particular matter, then your proxyholder can vote your Shares as he or she sees fit.

Unless contrary instructions are provided, the voting rights attached to Multiple Voting Shares and/or Subordinate Voting Shares represented by proxies received by the management of the Company will be voted:

● FOR the election of all the nominees proposed as directors;

● FOR the appointment of Deloitte LLP as auditor of the Company; and

● FOR the ordinary resolution approving amendments to the Stock Option Plan.

What if there are amendments or if other matters are brought before the Meeting?

The enclosed form of proxy gives the persons named in it authority to use their discretion in voting on amendments or variations to matters identified in the Notice of Meeting.

As of the date of this Circular, the management of the Company is not aware of any other matter to be presented at the Meeting. If, however, other matters properly come before the Meeting, the persons named in the enclosed form of proxy will vote on them in accordance with their judgment, pursuant to the discretionary authority conferred upon them by the form of proxy with respect to such matters.

What if I change my mind and want to revoke my proxy?

You may revoke your proxy at any time before it is acted upon in any manner permitted by law, including by stating clearly, in writing, that you wish to revoke your proxy and by delivering this written statement to Computershare, no later than the last business day before the day of the Meeting, or to the Chairman of the Meeting on the day of the Meeting or any postponement or adjournment thereof.

Who counts the proxies?

Proxies are counted by Computershare, the Company’s transfer agent.

10 2018 Proxy Circular

Is my vote confidential?

Computershare preserves the confidentiality of individual shareholder votes, except (i) where a shareholder clearly intends to communicate his or her individual position to the management of the Company, and (ii) as necessary in order to comply with legal requirements.

How do I vote if I am a non-registered shareholder?

In many cases, Shares beneficially owned by a shareholder (a “non-registered shareholder”) are registered in the name of a depositary or a nominee such as a trustee, financial institution or securities broker. For example, Shares listed in an account statement provided by the broker of a shareholder, are, in all likelihood, not registered in the shareholder’s name. If you are a non-registered shareholder, you can vote your Shares in person at the Meeting or by giving your voting instructions, as explained below.

1. Voting in person

BRP and/or Computershare do not have a record of the names of the non-registered shareholders of the Company.

If you are a non-registered shareholder and you attend the Meeting, BRP and/or Computershare will have no knowledge of your shareholdings or your entitlement to vote, unless your nominee has appointed you as proxyholder.

If you are a non-registered shareholder and wish to vote in person at the Meeting, you have to insert your own name in the space provided on the form of proxy or voting instruction form sent to you by your nominee. By doing so, you are instructing your nominee to appoint you as proxyholder.

It is important that you comply with the signature and return instructions provided by your nominee. It is not necessary to otherwise complete the form of proxy or voting instruction form as you will be voting at the Meeting.

2. Giving voting instructions

Applicable securities laws and regulations require nominees of non-registered shareholders to seek the latter’s voting instructions in advance of the Meeting. Therefore, unless you have previously informed your nominee that you do not wish to receive material relating to shareholders’ meetings, you will have received this Circular in a mailing from your nominee, together with a form of proxy or voting instruction form, as the case may be.

The Company does not send proxy-related materials directly to non-registered shareholders and is not relying on the notice-and-access provisions of securities laws for delivery to either registered or non-registered shareholders.

BRP intends to pay for proximate intermediaries to send the proxy-related materials to objecting beneficial owners.

Each nominee has its own signature and return instructions. It is important that you comply with these instructions if you want the voting rights attached to your Shares to be exercised.

If you are a non-registered shareholder who has submitted a proxy or voting instructions and you wish to change your voting instructions, you should contact your nominee to find out whether this is possible and what procedure to follow.

11 2018 Proxy Circular

Voting Shares Outstanding and Principal Shareholders

The Company’s authorized share capital consists of an unlimited number of Multiple Voting Shares and Subordinate Voting Shares and an unlimited number of preferred shares issuable in series. As of April 20, 2018, there were 37,077,959 Subordinate Voting Shares and 62,952,472 Multiple Voting Shares issued and outstanding, and no preferred shares were issued and outstanding. Under the Company’s articles, each Subordinate Voting Share carries the right to one vote and each Multiple Voting Shares carries the right to six votes.

The following table discloses the names of the persons or companies who, to the knowledge of the Company, as of April 20, 2018 beneficially owned, or controlled or directed, directly or indirectly, more than 10% of any class or series of the voting securities of the Company:

Name	Number of Multiple Voting Shares Owned	Percentage of Outstanding Multiple Voting Shares	Number of Subordinate Voting Shares Owned	Percentage of Outstanding Subordinate Voting Shares	Percentage of Outstanding Shares	Percentage of Total Voting Power

Bain(1)	25,288,578	40.2%	—	—	25.3%	36.6%

Beaudier Group

Beaudier(2)	19,711,179	31.3%	—	—	19.7%	28.5%

4338618(3)	13,139,887	20.9%	—	—	13.1%	19.0%

Fidelity(4)	—	—	5,201,875	14.0%	5.2%	1.3%

(1)

Represents shares held by Bain, which is owned by Bain Capital International Investments, S.à r.l. (“BC International Investments”), which in turn is owned by Bain Capital Integral Investors II, L.P. (“Integral” and, together with Bain and BC International Investments, the “Bain Capital Entities”). Bain Capital Investors, LLC (“BCI”) is the general partner of Integral. The governance, investment strategy and decision-making process with respect to investments held by all of the Bain Capital Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel Plantevin, and Jonathan Zhu. By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address of each of BCI and Integral is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116. The address of Bain and BC International Investments is 4 rue Lou Hemmer, L-1748 Luxembourg-Findel, Grand Duchy of Luxembourg.

(2)

Beaudier is a portfolio holding company of the Beaudoin family and is controlled by Mr. Laurent Beaudoin, Chair of the Board of Directors, and his wife Mrs. Claire Bombardier Beaudoin, through holding companies which they control.

(3)

4338618 is a portfolio holding company which is owned by Mrs. Janine Bombardier, Mrs. Huguette B. Fontaine and Mr. J.R. André Bombardier, through respective holding companies which they control and, in the case of Mrs. Janine Bombardier, a trust to her benefit and the benefit of her issue. Mr. J.R. André Bombardier is a director of the Company.

(4)

Based upon an alternative monthly report dated October 10, 2017. Represents shares held by Fidelity Management & Research Company, FMR Co., Inc., Fidelity Management Trust Company, FIAM LLC, Fidelity Institutional Asset Management Trust Company, Strategic Advisers, Inc., FIL Limited, Crosby Advisors LLC, Fidelity SelectCo, LLC and Fidelity (Canada) Asset Management ULC (collectively, “Fidelity”).

12 2018 Proxy Circular

BUSINESS OF THE MEETING

Shareholders will be asked to consider and vote on the following matters at the Meeting:

●	the election of the directors of the Company who will serve until the next annual meeting of shareholders or until their successors are elected or appointed;

●	the appointment of the auditor of the Company;

●	the approval of an ordinary resolution approving amendments to the Stock Option Plan, as more fully described in the Circular; and

●	such other business as may properly be brought before the Meeting or any adjournment thereof.

The consolidated financial statements of the Company for Fiscal 2018, together with the notes thereto and the independent auditor’s report thereon, will be submitted at the Meeting, but no vote thereon is required or expected. These consolidated financial statements, together with the related management’s discussion and analysis, are available on SEDAR at www.sedar.com.

Election of Directors

The Company’s articles provide that its board of directors (the “Board of Directors”) shall consist of not less than three (3) and not more than fifteen (15) directors. The Company’s directors are elected annually at the annual meeting of shareholders, except that the Board of Directors can appoint directors in certain circumstances between annual meetings. Each director is expected to hold office until the next annual meeting of shareholders or until his or her successor is elected or appointed.

The Board of Directors is currently comprised of thirteen (13) directors and it is proposed that thirteen (13) directors be elected at the Meeting. The persons identified in the section “Nominees for Election to the Board of Directors” will be nominated for election as directors at the Meeting. All such nominees are presently directors of the Company. Shareholders may vote for each proposed director nominee individually.

Pursuant to the nomination rights agreement entered into on May 29, 2013 between the Company and the Principal Shareholders (the “Nomination Rights Agreement”), each of Bain, Beaudier Group and CDPQ are now entitled to designate three, three and one member(s) of the Board of Directors, respectively. The member(s) of the Board of Directors so designated are Joshua Bekenstein, Nicholas Nomicos and Joseph Robbins for Bain, Laurent Beaudoin, J.R. André Bombardier and Louis Laporte for the Beaudier Group, and Estelle Métayer for CDPQ. See “Disclosure of Corporate Governance Practices – Nomination Rights Agreement”.

Unless a proxy specifies that the Shares it represents should be withheld from voting in respect of the election of one or more directors or voted in accordance with the specification in the proxy, the persons named in the enclosed form of proxy intend to vote FOR the election of each of the nominees listed in this Circular.

Management of the Company does not expect that any of the nominees will be unable, or for any reason, will become unwilling, to stand for election as director at the Meeting. However, if, for any reason, at or before the time of the Meeting, any of the nominees becomes unable to serve and unless otherwise specified, it is intended that the persons designated in the form of proxy will vote in their discretion for a substitute nominee or nominees.

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Description of Proposed Director Nominees

LAURENT BEAUDOIN	Chairman of the Board of Directors
Age: 79 Québec, Canada Not independent(1) Director since 2003 2017 Voting Results For: 97.54% Withheld: 2.46%

Mr. Beaudoin is Chair of the Board of Directors since December 2003. Mr. Beaudoin, who was the Chief Executive Officer and Chairman of Bombardier Inc. since 1966, handed over his responsibilities as Chief Executive Officer in June 2008, and remained Chairman of the Board of Directors of Bombardier Inc. until he stepped down in February 2015. He is currently a director and was awarded the title of Chairman Emeritus of Bombardier Inc. Mr. Beaudoin announced that he will not be standing for re-election as a director of Bombardier Inc. at its annual shareholder meeting to be held on May 3, 2018. Mr. Beaudoin joined Bombardier Inc. in 1963 as Comptroller. From 2002 to 2012, he has been a member of the International Business Council of the World Economic Forum based in Geneva, Switzerland. Since October 2010, he has been President of FIRST Robotics Quebec. Mr. Beaudoin is also President of Beaudier Inc., a holder of Multiple Voting Shares. Mr. Beaudoin holds honorary doctorates from various universities and he received many awards and honours as a business leader, including Canada’s Outstanding CEO of the Year by the Financial Post. He is a Chartered Accountant and a Fellow of the Ordre des comptables agréés du Québec.

	Board/Committee Membership	Attendance		Other Public Board Membership
	Board of Directors(2)	12/12	100%	Entity	Since
		Total:	100%	Bombardier Inc.(3)	1975
	Value of Total Compensation Received as Director(4)

	Fiscal 2018:	Nil

Securities Held as of January 31, 2018

	Market Value				Value of		Market
	of		Market Value		Vested		Value of	Total Market
Subordinate	Subordinate	Multiple	of Multiple		In-the-	Deferred	Deferred	Value of
Voting	Voting	Voting	Voting		Money	Share	Share	Securities
Shares	Shares	Shares(5)	Shares(6)	Options	Options	Units	Units	Held(6)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	19,711,179	1,002,510,564	-	-	-	-	1,002,510,564

Notes
(1)	Mr. Beaudoin is not considered independent as he is part of the management of Beaudier, a Principal Shareholder.
(2)	Mr. Beaudoin is the Chairman of the Board of Directors.
(3)	Mr. Beaudoin will not be standing for re-election as a director of Bombardier Inc. at its annual shareholder meeting to be held on May 3, 2018.
(4)	No compensation is paid to directors who are not independent. See “Compensation of Directors”.
(5)

These Multiple Voting Shares are held by Beaudier, a portfolio holding company of the Beaudoin family controlled by Mr. Laurent Beaudoin and his wife Mrs. Claire Bombardier Beaudoin, through holding companies which they control. For details regarding Beaudier’s ownership of voting securities of the Company, see “General Information – Voting Shares Outstanding and Principal Shareholders”.

(6)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.

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JOSHUA BEKENSTEIN	Director
Age: 59 Massachusetts, U.S.A. Not independent(1) Director since 2003 2017 Voting Results For: 97.15% Withheld: 2.85%

Mr. Bekenstein is a Managing Director at Bain Capital. Prior to joining Bain Capital in 1984, Mr. Bekenstein spent several years at Bain & Company, Inc., where he was involved with companies in a variety of industries. Mr. Bekenstein is a member of the Board of Directors, the Chair of the Human Resources and Compensation Committee and a member of the Nominating and Governance Committee of Dollarama Inc. He also serves as a director of several other corporations, including: Bright Horizons Family Solutions Inc. for which he is a member of the Compensation Committee, and The Michaels Companies, Inc. Mr. Bekenstein received a Bachelor of Arts from Yale University and a Master of Business Administration (MBA) from Harvard Business School.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	11/12	Entity	Since
	Human Resources,	3/3	Bright Horizons Family Solutions Inc.(3)	2013
	Nomination and Governance Committee(2)	Total: 93.3%
			Dollarama Inc.(3)	2009
			The Michaels Companies, Inc.(3)	2014
			Canada Goose Holdings Inc.(3)	2017

	Value of Total Compensation Received as Director(4)

	Fiscal 2018:	Nil

Securities Held or Controlled as of January 31, 2018(5)

	Market Value		Market				Market
	of		Value of		Value of		Value of	Total Market
Subordinate	Subordinate	Multiple	Multiple		Vested In-	Deferred	Deferred	Value of
Voting	Voting	Voting	Voting		the-Money	Share	Share	Securities
Shares	Shares	Shares	Shares	Options	Options	Units	Units	Held
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	-	-	-	-	-	-	-

Notes
(1)	Mr. Bekenstein is not considered independent because of his relationship with BCI. For details regarding BCI, see “General Information – Voting Shares Outstanding and Principal Shareholders”.
(2)	Mr. Bekenstein is the Chairman of the Human Resources, Nomination and Governance Committee.
(3)

Bright Horizons Family Solutions Inc. is a public company since January 2013 but Mr. Bekenstein has been on the board of directors since 1986. Dollarama Inc. is a public company since October 2009 but Mr. Bekenstein has been on the board of directors since 2004. Michaels Companies, Inc. is a public company since June 2014 but Mr. Bekenstein has been on the board of directors since 2006. Canada Goose Holdings Inc. is a public company since 2017 but Mr. Bekenstein has been on the board of directors since 2013.

(4)	No compensation is paid to directors who are not independent. See “Compensation of Directors”.
(5)

Mr. Bekenstein does not personally own any voting securities of the Company. Mr. Bekenstein is a Managing Director of BCI and a member of GPEB and as a result may be deemed to share beneficial ownership of the shares held by Bain. For details regarding BCI and Bain’s ownership of voting securities of the Company, see “General Information – Voting Shares Outstanding and Principal Shareholders”.

15 2018 Proxy Circular

JOSÉ BOISJOLI	Director, President and Chief Executive Officer
Age: 60 Québec, Canada Not independent(1) Director since 2011 2017 Voting Results For: 97.71% Withheld: 2.29%

Mr. Boisjoli is President and Chief Executive Officer of BRP since December 2003, when BRP became a standalone company. In October 1998, Mr. Boisjoli was named President of the Snowmobile and Watercraft division, the largest division of Bombardier Recreational Products Inc. In April 2001, he was given the added responsibility of managing the ATV division. Mr. Boisjoli joined Bombardier Recreational Products Inc. in 1989, after eight years in the pharmaceutical and road safety equipment industries. Mr. Boisjoli serves on the board of directors of McCain Foods Group Inc. since January 2018. Mr. Boisjoli received a Bachelor of Engineering from the Université de Sherbrooke. In April 2005, Mr. Boisjoli received the prestigious title of Executive of the Year by Powersports Magazine, the most important powersports magazine in the United States. Mr. Boisjoli was also named CEO of the year 2017 by the Canadian business newspaper Les Affaires.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
	Investment and Risk Committee	7/7	N/A	N/A
Total: 100%

Value of Total Compensation Received as Director (2)

	Fiscal 2018:	Nil

Securities Held or Controlled as of January 31, 2018

Market
			Value				Market
			of		Value of		Value of
Subordinate	Market Value of	Multiple	Multiple		Vested In-	Deferred	Deferred	Total Market
Voting	Subordinate	Voting	Voting		the-Money	Share	Share	Value of
Shares	Voting Shares(3)	Shares	Shares	Options	Options	Units	Units	Securities Held(3)
(#)	($)	(#)	($)	(#)	($)(3)	(#)	($)	($)
1,012,350	51,488,121	-	-	1,231,200	15,642,888	-	-	67,131,009

Notes
(1)	Mr. Boisjoli is not independent as he is President and Chief Executive Officer of the Company.
(2)	No compensation is paid to directors who are not independent. See “Compensation of Directors”.
(3)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.

16 2018 Proxy Circular

J.R. ANDRÉ BOMBARDIER	Director
Age: 75 Québec, Canada Not independent(1) Director since 2003 2017 Voting Results For: 97.53% Withheld: 2.47%

Mr. Bombardier is the Vice Chairman of Bombardier Inc., a position he has held since 1978. He joined Bombardier Inc. in 1969 as Vice-President, Industrial Division, and then successively held the positions of Vice-President, Research and Development, Ski-Doo Division; Assistant to the President in charge of new products, Vice-President of Marketing, Marine Products Division, and President of the Roski Ltd. subsidiary, before taking the position he now holds. Mr. Bombardier is also President of 4338618, a holder of Multiple Voting Share. Mr. Bombardier holds a Bachelor of Arts from the Séminaire de Sherbrooke as well as a Bachelor of Commerce with a major in Finance from the Université de Sherbrooke. He is also a graduate of the Harvard International Senior Managers Program. He is the brother-in-law of Chairman Laurent Beaudoin.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
		Total: 100%	Bombardier Inc.	1975

Value of Total Compensation Received as Director(2)

	Fiscal 2018:	Nil

Securities Held or Controlled as of January 31, 2018

	Market Value				Value of		Market
	of		Market Value		Vested		Value of	Total Market
Subordinate	Subordinate	Multiple	of Multiple		In-the-	Deferred	Deferred	Value of
Voting	Voting	Voting	Voting		Money	Share	Share	Securities
Shares	Shares	Shares(3)	Shares(4)	Options	Options	Units	Units	Held(4)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	4,379,962	222,764,867	-	-	-	-	222,764,867

Notes
(1)	Mr. Bombardier is not considered independent as he is part of the management of 4338618, a Principal Shareholder.
(2)	No compensation is paid to directors who are not independent. See “Compensation of Directors”.
(3)

These Multiple Voting Shares are held by 4338618, a portfolio holding company which is owned by Mrs. Janine Bombardier, Mrs. Huguette B. Fontaine and Mr. J.R. André Bombardier, through respective holding companies which they control and, in the case of Mrs. Janine Bombardier, a trust to her benefit and the benefit of her issue. For details, “General Information – Voting Shares Outstanding and Principal Shareholders”.

(4)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.

17 2018 Proxy Circular

WILLIAM H. CARY	Director
Age: 59 Florida, U.S.A. Independent Director since 2015 2017 Voting Results For: 99.98% Withheld 0.02%

Mr. Cary served as the President and Chief Operating Officer of GE Capital, the financial services unit of the General Electric Company, from November 2008 until January 2015 and as a Senior Vice-President of General Electric from November 2006 until January 2015. He served as the President of GE Money (Global), a subsidiary of GE Capital, from February 2008 until his promotion to President and Chief Operating Officer of GE Capital in November 2008. Mr. Cary joined General Electric in 1986 as a member of the Financial Management Program and served in a variety of financial and operating positions around the world. He also served as a member of General Electric’s Corporate Executive Council and was a member of the GE Capital board of directors. He is currently on the board of directors of Rush Enterprises, Inc. and Ally Financial Inc.

	Board/Committee Membership	Attendance	Other Public Board Membership
			Entity	Since
	Board of Directors	11/12	Rush Enterprises, Inc.	2015
	Audit Committee	5/5 Total: 94.1%	Ally Financial	2016

	Value of Total Compensation Received as Director (1)
	Fiscal 2018: U.S.$160,000

Securities Held or Controlled as of January 31, 2018

Value
			Market		of		Market	Total
			Value of		Vested		Value of	Market
	Market Value of	Multiple	Multiple		In-the-	Deferred	Deferred	Value of
Subordinate	Subordinate Voting	Voting	Voting		Money	Share	Share	Securities
Voting Shares	Shares	Shares	Shares	Options	Options	Units	Units	Held
(#)	($)	(#)	($)	(#)	($)	(#)	($)(2)	($)(2)
-	-	-	-	-	-	10,206	519,077	519,077

Total Ownership as Multiple of Retainer as at January 31, 2018 (Target: 5x annual base cash retainer)(3): 7.1x

Notes
(1)	For a complete itemization of the compensation, see “Compensation of Directors”.
(2)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.
(3)

Equity ownership was assessed as at January 31, 2018, based on the closing price of the Subordinate Voting Shares ($50.86) as well as the daily rate of exchange posted by the Bank of Canada ($1.2293) on such date. For further details on the share ownership guidelines applicable to independent directors, see “Share Ownership Guidelines for Independent Directors”.

18 2018 Proxy Circular

MICHAEL HANLEY	Director
Age: 52 Québec, Canada Independent Director since 2012 2017 Voting Results For: 99.89% Withheld: 0.11%

Mr. Hanley is a corporate director with many years of experience in senior management roles and corporate governance. He sits on the Board of Directors and chairs the Audit Committee of Industrial Alliance Insurance and Financial Services Inc., and of ShawCor Ltd.. He also sits on the Board of Directors and the Audit Committee of Le Groupe Jean Coutu (PJC) Inc. Prior to that, Mr. Hanley held senior management positions for several years. He was Senior Vice-President, Operations and Strategic Initiatives at National Bank of Canada. He also held a number of positions at Alcan Inc., including Executive Vice-President and Chief Financial Officer, and President and CEO of the Global Bauxite and Alumina business group. He was also Chief Financial Officer of two Canadian public companies, namely Gaz Métro (now Énergir) and St-Laurent Paperboard Inc. Mr. Hanley is a chartered professional accountant and has been a member of the Ordre des comptables professionnels agréés du Québec (CPA) since 1987.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	11/12	Entity	Since
			Industrial Alliance,	2015
	Audit Committee(1)	5/5	Insurance and Financial
			Services Inc.
	Human Resources,		ShawCor Ltd.	2015
	Nomination and	3/3	Le Groupe Jean Coutu	2016
	Governance Committee		(PJC) Inc.
		Total: 95%

	Value of Total Compensation Received as Director(2)

	Fiscal 2018:	U.S.$185,000

Securities Held or Controlled as of January 31, 2018

					Value of		Market
	Market Value		Market Value		Vested		Value of	Total Market
Subordinate	of Subordinate	Multiple	of Multiple		In-the-	Deferred	Deferred	Value of
Voting	Voting	Voting	Voting		Money	Share	Share	Securities
Shares	Shares(3)	Shares	Shares	Options	Options	Units	Units(3)	Held(3)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
26,000	1,322,360	-	-	-	-	18,662	949,149	2,271,509

Total Ownership as Multiple of Retainer as at January 31, 2018 (Target: 5x annual base cash retainer)(4): 21.8x

Notes
(1)	Mr. Hanley is the Chairman of the Audit Committee.
(2)	For a complete itemization of the compensation, see “Compensation of Directors”.
(3)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.
(4)

Equity ownership was assessed as at January 31, 2018, based on the closing price of the Subordinate Voting Shares ($50.86) as well as the daily rate of exchange posted by the Bank of Canada ($1.2293) on such date. For further details on the share ownership guidelines applicable to independent directors, see “Share Ownership Guidelines for Independent Directors”.

19 2018 Proxy Circular

LOUIS LAPORTE	Director
Age: 57 Québec, Canada Not independent(1) Director since 2013 2017 Voting Results For: 97.51% Withheld: 2.49%

Mr. Laporte has been the Executive Vice-President of Beaudier Inc., a private holding company and a holder of Multiple Voting Share, since 2004. Mr. Laporte managed for Beaudier Group the acquisition of the recreational products business of Bombardier Inc. in 2003. Prior to 2003, Mr. Laporte was the owner and operator of a number of privately held companies, such as Dudley Inc., one of Canada’s leading lock manufacturers and distributors, and AMT Marine Inc., a manufacturer, subcontractor and supplier of Sea-Doo jet boats, where he contributed to the production and participated in the initial design and engineering of the Sea-Doo jet boat for BRP. Mr. Laporte is and has been a director of several privately-owned companies. Mr. Laporte holds a Bachelor of Accounting Sciences from the Université du Québec à Montréal (UQAM) and a Bachelor of Commerce from McGill University. Mr. Laporte is a Chartered Accountant.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
	Human Resources,	3/3
	Nomination and		N/A	N/A
Governance Committee
	Investment and Risk	7/7
Committee(2)
Total: 100%
Value of Total Compensation Received as Director (3)

	Fiscal 2018:	Nil

Securities Held or Controlled as of January 31, 2018(4)

					Value of		Market
			Market Value		Vested		Value of	Total Market
Subordinate	Market Value	Multiple	of Multiple		In-the-	Deferred	Deferred	Value of
Voting	of Subordinate	Voting	Voting		Money	Share	Share	Securities
Shares	Voting Shares	Shares	Shares	Options	Options	Units	Units	Held
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	-	-	-	-	-	-	-

Notes
(1)	Mr. Laporte is not considered independent as he is part of the management of Beaudier, a Principal Shareholder.
(2)	Mr. Laporte is the Chairman of the Investment and Risk Committee.
(3)	No compensation is paid to directors who are not independent. See “Compensation of Directors”.
(4)

Mr. Louis Laporte does not personally own any voting securities of the Company. For details regarding Beaudier’s ownership of voting securities of the Company, see “General Information – Voting Shares Outstanding and Principal Shareholders”.

20 2018 Proxy Circular

ESTELLE MÉTAYER	Director
Age: 48 Québec, Canada Independent Director since 2014 2017 Voting Results For: 99.98% Withheld: 0.02%

Ms. Métayer is the president of EM Strategy inc. and an adjunct professor at McGill University. She currently serves on the Board of Directors and strategy committee of Audemars Piguet (Switzerland) and on the Board of Directors of Blockstream (Montreal/Silicon Valley). She sits also on the advisory boards of Ricardo Media (Canada) and Réseau Sélection (Canada). She sits on the Board of Directors of the Metropolitan Montreal Chamber of Commerce where she sits on the executive committee and chairs the business development committee. Prior to that, she served on the Board of Directors of Zag Bank (Calgary, Canada) between 2015 and 2017 and Ubisoft Entertainment SA between 2012 and 2016 where she chaired the compensation committee. Prior thereto, Ms. Métayer worked at the ING Bank (Netherlands), Bouygues group (France), and in Canada at McKinsey & Company, CAE inc, and Competia which she founded and sold in 2004. Ms. Métayer is a certified director of the Institut des Administrateurs Français. She was trained in the Netherlands, where she obtained her MBA and Drs. from the University of Nijenrode. She also attended the High Performing Boards Program at Harvard Business School.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
	Audit Committee	5/5	N/A	N/A
Total: 100%

Value of Total Compensation Received as Director (1)
Fiscal 2018: U.S.$160,000

Securities Held or Controlled as of January 31, 2018

	Market Value		Market		Value of		Market	Total
	of		Value of		Vested		Value of	Market
Subordinate	Subordinate	Multiple	Multiple		In-the-		Deferred	Value of
Voting	Voting	Voting	Voting		Money	Deferred	Share	Securities
Shares	Shares	Shares	Shares	Options	Options	Share Units	Units(2)	Held(2)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	-	-	-	-	15,135	769,766	769,766

Total Ownership as Multiple of Retainer as at January 31, 2018 (Target: 5x annual base cash retainer)(3): 10.5x

Notes
(1)	For a complete itemization of the compensation, see “Compensation of Directors”.
(2)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.
(3)

Equity ownership was assessed as at January 31, 2018, based on the closing price of the Subordinate Voting Shares ($50.86) as well as the daily rate of exchange posted by the Bank of Canada ($1.2293) on such date. For further details on the share ownership guidelines applicable to independent directors, see “Share Ownership Guidelines for Independent Directors”.

21 2018 Proxy Circular

NICHOLAS NOMICOS	Director
Age: 55 Massachusetts, U.S.A. Not independent(1) Director since 2003 2017 Voting Results For: 97.53% Withheld: 2.47%

Mr. Nomicos retired from Bain Capital where he worked from 1999 to 2016 as an Operating Partner focused on investments in the manufacturing and consumer product sectors and as a Managing Director of Bain Capital Credit, LP, the credit arm of Bain Capital. Previously, Mr. Nomicos was a senior corporate development and manufacturing executive at Oak Industries Inc., and he spent several years at Bain & Company, Inc. where he was an engagement manager. Mr. Nomicos serves as director and chairs the Human Resources and Compensation Committee of Dollarama Inc. He received a Master of Business Administration (MBA) from Harvard Business School and a Bachelor of Science in Engineering from Princeton University.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
	Investment and Risk Committee	6/7	Dollarama Inc.(2)	2009
Total: 94.7%
Value of Total Compensation Received as Director(3)

	Fiscal 2018:	Nil

Securities Held or Controlled as of January 31, 2018

Value
					of		Market	Total
			Market Value		Vested		Value of	Market
Subordinate	Market Value	Multiple	of Multiple		In-the-		Deferred	Value of
Voting	of Subordinate	Voting	Voting		Money	Deferred	Share	Securities
Shares	Voting Shares	Shares	Shares	Options	Options	Share Units	Units	Held
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	-	-	-	-	-	-	-

Notes
(1)

Mr. Nomicos is not considered independent by virtue of having received consulting fees during the course of Fiscal 2018 (see the following footnote) and because of his prior relationship with BCI. Mr. Nomicos stepped down from his position at Bain Capital Credit LLC on December 31, 2016. For details regarding BCI, see “General Information – Voting Shares Outstanding and Principal Shareholders”.

(2)	Dollarama Inc. is a public company since October 2009 but Mr. Nomicos has been on the board of directors since 2004.
(3)

No compensation is paid to directors who are not independent. However, Mr. Nomicos received U.S.$176,000 in consulting fees in Fiscal 2018 for services rendered to the Company in connection with the review of strategic opportunities. See “Compensation of Directors”.

22 2018 Proxy Circular

DANIEL J. O’NEILL	Director
Age: 66 Québec, Canada Independent Director since 2004 2017 Voting Results For: 99.92% Withheld: 0.08%

Mr. O’Neill is a Corporate Director who was previously Executive Chairman of Electronic Cigarettes International Group (ECIG) from 2014 to 2017. Prior to that, he was the President and Chief Executive Officer of WinSport Canada, a not-for-profit organization that owns and operates the Canada Olympic Park in Calgary (Alberta). In 2005, Mr. O’Neill served as Vice-Chairman, Synergies & Integration of Molson Coors Brewing Company. He was President and Chief Executive Officer of Molson Inc. from 2000 to 2005, prior to its merger with Adolph Coors Company. Before that, he was Executive Vice-President of H.J. Heinz Company and President of Campbell Soup Company. He also worked at S.C. Johnson, a consumer products company. He was a director of H.J. Heinz Company from 1998 to 1999. Mr. O’Neill holds a Bachelor of Arts from Carleton University and a Master of Business Administration (MBA) from Queen’s University. He also attended the Program for Management Development at Harvard Business School.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
	Audit Committee	5/5	N/A	N/A
Human
Resources,
	Nomination and	3/3
Governance
Committee
Total: 100%

Value of Total Compensation Received as Director(1)

	Fiscal 2018:	U.S.$170,000

Securities Held or Controlled as of January 31, 2018

Value
			Market		of		Market	Total
	Market Value		Value of		Vested		Value of	Market
Subordinate	of Subordinate	Multiple	Multiple		In-the-		Deferred	Value of
Voting	Voting	Voting	Voting		Money	Deferred	Share	Securities
Shares	Shares(2)	Shares	Shares	Options	Options	Share Units	Units(2)	Held(2)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
58,432	2,971,852	-	-	-	-	18,662	949,149	3,921,001

Total Ownership as Multiple of Retainer as at January 31, 2018 (Target: 5x annual base cash retainer)(3): 45.6x

Notes
(1)	For a complete itemization of the compensation, see “Compensation of Directors”.
(2)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.
(3)

Equity ownership was assessed as at January 31, 2018, based on the closing price of the Subordinate Voting Shares ($50.86) as well as the daily rate of exchange posted by the Bank of Canada ($1.2293) on such date. For further details on the share ownership guidelines applicable to independent directors, see “Share Ownership Guidelines for Independent Directors”.

23 2018 Proxy Circular

EDWARD PHILIP	Director
Age: 53 Massachusetts, U.S.A. Independent Director since 2005 2017 Voting Results For: 99.96% Withheld: 0.04%

Edward Philip most recently served as the Chief Operating Officer of Partners in Health (a non-profit health care organization) from January 2013 until March 2017. In addition, Mr. Philip was a Special Partner at Highland Consumer Fund (consumer-oriented private equity fund), serving in this role from 2013 until 2017. He served as Managing General Partner at Highland Consumer Fund from 2006 to 2013. Prior thereto, Mr. Philip served as President and Chief Executive Officer of Decision Matrix Group, Inc. (research and consulting firm) from May 2004 to November 2005. Prior thereto, he was Senior Vice-President of Terra Networks, S.A. (global Internet company) from October 2000 to January 2004. In 1995, Mr. Philip joined Lycos, Inc. (an Internet service provider and search company) as one of its founding members. During his time with Lycos, Inc., Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times. Prior to joining Lycos, Inc., Mr. Philip was the Vice-President of Finance for The Walt Disney Company, and prior thereto Mr. Philip spent a number of years in investment banking. Mr. Philip holds a Master of Business Administration from Harvard Business School. He is a director of Hasbro Inc. and sits on its Compensation Committee as well as on its Nominating, Governance and Social Responsibility Committee. Mr. Philip also serves as a director of United Continental Holdings, Inc. and sits on its Audit Committee, its Public Responsibility Committee, and its Nominating and Governance Committee.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	12/12	Entity	Since
	Investment and Risk	6/7	Hasbro Inc.	2002
	Committee
	Human Resources,	3/3	United Continental	2016
	Nomination and		Holdings, Inc.
	Governance
	Committee
		Total: 95,4%
	Value of Total Compensation Received as Director (1)

	Fiscal 2018: U.S.$170,000

Securities Held or Controlled as of January 31, 2018

Value
			Market		of		Market	Total
	Market Value		Value of		Vested		Value of	Market
Subordinate	of Subordinate	Multiple	Multiple		In-the-	Deferred	Deferred	Value of
Voting	Voting	Voting	Voting		Money	Share	Share	Securities
Shares	Shares(2)	Shares	Shares	Options	Options	Units	Units(2)	Held(2)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
37,025	1,883,092	-	-	-	-	18,662	949,149	2,832,241

Total Ownership as Multiple of Retainer as at January 31, 2018 (Target: 5x annual base cash retainer)(3): 33.0x

Notes
(1)	For a complete itemization of the compensation, see “Compensation of Directors”.
(2)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.
(3)

Equity ownership was assessed as at January 31, 2018, based on the closing price of the Subordinate Voting Shares ($50.86) as well as the daily rate of exchange posted by the Bank of Canada ($1.2293) on such date. For further details on the share ownership guidelines applicable to independent directors, see “Share Ownership Guidelines for Independent Directors”.

24 2018 Proxy Circular

JOSEPH ROBBINS	Director
Age: 38 Massachusetts, U.S.A. Not independent(1) Director since 2013 2017 Voting Results For: 97.53% Withheld: 2.47%

Mr. Robbins joined Bain Capital Private Equity in 2007. He is a Managing Director in the Industrial & Energy Vertical and a member of the North American Private Equity team. Mr. Robbins focuses on investments in the capital goods, industrial technology, industrial services, aerospace, transportation, and energy sectors. He currently serves on the Board of Directors for Apex Tools, Inc., where he is the Chair of the Audit Committee. Prior to joining Bain Capital Private Equity, Mr. Robbins served in a variety of sales and operational management roles at Sentient Jet, a venture-backed provider of private aviation services. He was also a consultant at Boston Consulting Group, where he spent substantial time in the industrial and pharmaceutical industries. Mr. Robbins received an MBA from the Harvard Business School, where he was a Baker Scholar and Ford Scholar. He graduated magna cum laude with an AB in Social Studies from Harvard College.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	10/12	Entity	Since
		Total: 83.3%	Nil
Value of Total Compensation Received as Director(2)

	Fiscal 2018:	Nil

Securities Held or Controlled as of January 31, 2018

					Value of		Market
			Market Value		Vested		Value of	Total Market
Subordinate	Market Value	Multiple	of Multiple		In-the-	Deferred	Deferred	Value of
Voting	of Subordinate	Voting	Voting		Money	Share	Share	Securities
Shares	Voting Shares	Shares	Shares	Options	Options	Units	Units	Held
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	-	-	-	-	-	-	-

Notes
(1)	Mr. Robbins is not considered independent because of his relationship with BCI. For details regarding BCI, see “General Information – Voting Shares Outstanding and Principal Shareholders”.
(2)	No compensation is paid to directors who are not independent. See “Compensation of Directors”.

25 2018 Proxy Circular

BARBARA SAMARDZICH	Director
Age: 59 Michigan, U.S.A. Independent(1) Director since 2017 2017 Voting Results For: N/A Withheld: N/A

Ms. Samardzich is a Corporate Director. Ms Samardzich previously held various senior leadership positions across her 26-year career with Ford Motor Company. Before retiring in 2016, she was the Vice-President and Chief Operating Officer of Ford Europe leading a team of over 30,000 employees. In previous years, she served as Vice-President, Product Development; Vice-President, Global Powertrain Engineering and held various roles in powertrain and vehicle engineering within Ford. She has also worked in various engineering roles at Westinghouse Electric Corporation. Ms. Samardzich sits on the board of directors of several companies including Adient plc, SKF, and Velodyne LiDAR. Ms. Samardzich holds a Bachelor and Masters degree in Mechanical Engineering as well as a Masters degree in Engineering Management. She has won many awards including 2016 Automotive News Europe “25 Leading Women in the European Auto Industry” and 2011 Automobilwoche “Top 50 Automotive Women”.

	Board/Committee Membership	Attendance	Other Public Board Membership
	Board of Directors	3/3	Entity	Since
	Investment & Risk Committee	1/1	Adient plc	2016
		Total: 100%	Aktiebolaget SKF	2017

	Value of Total Compensation Received as Director(2)

	Fiscal 2018:	U.S.$40,000

Securities Held or Controlled as of January 31, 2018

					Value of		Market
			Market Value		Vested		Value of	Total Market
Subordinate	Market Value	Multiple	of Multiple		In-the-	Deferred	Deferred	Value of
Voting	of Subordinate	Voting	Voting		Money	Share	Share	Securities
Shares	Voting Shares	Shares	Shares	Options	Options	Units	Units(3)	Held(3)
(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
-	-	-	-	-	-	602	30,618	30,618

Total Ownership as Multiple of Retainer as at January 31, 2018 (Target: 5x annual base cash retainer)(4): 1.7x(5)

Notes
(1)	Ms. Samardzich was appointed as an independent director and a member of the Investment & Risk Committee of the Board of Directors on December 1, 2017.
(2)	For a complete itemization of the compensation, see “Compensation of Directors”.
(3)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.
(4)

Equity ownership was assessed as at January 31, 2018, based on the closing price of the Subordinate Voting Shares ($50.86) as well as the daily rate of exchange posted by the Bank of Canada ($1.2293) on such date. For further details on the share ownership guidelines applicable to independent directors, see “Share Ownership Guidelines for Independent Directors”.

(5)

Ms. Samardizch’s joined the Board of Directors on December 1, 2017. Her transition period to meet the minimum share ownership runs until November 30, 2022. See “Compensation of Directors - Share Ownership Guidelines for Independent Directors”.

26 2018 Proxy Circular

Cease Trade Orders

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees is, as at the date of this Circular, or has been, within the 10 years prior to the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity), was the subject of a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case, for a period of more than 30 consecutive days.

Bankruptcies

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees is, as at the date of this Circular, or has been, within the 10 years prior to the date of this Circular, a director or executive officer of any company (including the Company), that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or comprise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for (i) Daniel J. O’Neill who was from 2014 to 2017 the Executive Chairman of Electronic Cigarettes International Group (ECIG), which filed for bankruptcy in March 2017, and (ii) Joshua Bekenstein who is a director of Toys “R” Us, Inc., which filed for bankruptcy in September 2017, and who was from 2010 to 2017 a director of The Gymboree Corporation, which filed for bankruptcy in June 2017.

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees has, within the 10 years prior to the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or comprise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Securities Penalties or Sanctions

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees has (i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed nominee director.

Appointment of Independent Auditor

At the Meeting, shareholders will be asked to appoint the firm of Deloitte LLP to hold office as the Company’s auditor until the close of the next annual meeting of shareholders.

Deloitte LLP has served as auditor of the Company since 2005 and has informed the Company that it is independent with respect to the Company within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec.

Unless a proxy specifies that the Shares it represents should be withheld from voting in respect of the appointment of the auditor or voted in accordance with the specification in the proxy, the persons named in the enclosed form of proxy intend to vote FOR the appointment of Deloitte LLP as auditor of the Company.

27 2018 Proxy Circular

For Fiscal 2018 and the fiscal year ended January 31, 2017 (“Fiscal 2017”), the Company was billed the following fees by its independent auditor, Deloitte LLP:

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$1,891,489	$1,665,584
Audit Related Fees(2)	173,100	45,926
Tax Fees(3)	156,749	243,474
All Other Fees(4)	79,037	169,518

Total Fees Paid	2,300,375	2,124,502

(1)	“Audit Fees” include fees necessary to perform the annual audit and reviews of the consolidated financial statements.

(2)

“Audit Related Fees” include fees for assurance and related services by the independent auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements other than those included in “Audit Fees”, such as consultation on accounting and reporting matters.

(3)	“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax advice and tax planning.

(4)	“Other Fees” include fees for products and services provided by the independent auditor other than those included above, including consulting services.

The audit committee of the Company (the “Audit Committee”) is responsible for the pre-approval of all and any non-audit services to be provided to the Company or its subsidiary entities by the independent auditor. At least annually, the Audit Committee shall review and confirm the independence of the independent auditor by obtaining statements from the independent auditor on any non-audit services.

Additional details with respect to the Audit Committee and the above-mentioned fees can be found in the section entitled “Audit Committee” of the Company’s annual information form, available on SEDAR at www.sedar.com.

Amendments to the Stock Option Plan

In connection with its initial public offering (“IPO”) in May 2013, the Company established a new long-term incentive plan (the “LTIP” or the “Stock Option Plan”) pursuant to which stock options may be granted to officers, employees and, in limited circumstances, consultants of the Company. The Stock Option Plan is further described under “Stock Option Plan”.

The purpose of the Stock Option Plan is to align the interests of the officers, employees and, in limited circumstances, consultants of the Company with those of shareholders towards an increase in the price of the Subordinate Voting Shares of the Company by providing eligible plan participants with the opportunity to acquire an ownership interest in the Company. As a long-term incentive, the granting of stock options also serves to ensure the Company delivers market competitive compensation to plan participants and supports attracting and retaining talented employees.

Currently, the Stock Option Plan provides that the maximum number of Subordinate Voting Shares that can be issued to participants following the exercise of stock options granted under the Stock Option Plan and all other share compensation arrangements, other than the Legacy LTIP (as defined under “Compensation Philosophy and Elements of Compensation – Long-Term Incentive Plans”), is 5,814,828 (the “Stock Option Plan Reserve”), which represented approximately 5% of the Company’s issued and outstanding Shares as of the closing of the Company’s IPO on May 29, 2013.

During Fiscal 2018, a total of 1,106,900 stock options were granted under the Stock Option Plan to a total of 166 eligible participants. As of January 31, 2018, there were 3,334,525 issued and outstanding stock options under the Stock Option Plan, representing 3.29% of the issued and outstanding Shares. As of the same date, 2,002,053 Subordinate Voting Shares remained available for future issuance under the Stock Option Plan, representing 1.98% of the issued and outstanding Shares.

28 2018 Proxy Circular

On March 20, 2018, an additional 50,000 stock options were granted under the Stock Option Plan to one eligible participant.

As of April 20, 2018, there were 3,346,875 issued and outstanding stock options under the Stock Option Plan, representing 3.35% of the issued and outstanding Shares. As of the same date, 1,900,625 stock options remained available for future issuance under the Stock Option Plan, representing 1.90% of the issued and outstanding Shares.

On April 19, 2018, the Board of Directors approved, following the recommendations of the Human Resources, Nomination and Governance Committee and subject to shareholder approval at the Meeting, an increase of 5,000,000 Subordinate Voting Shares in the Stock Option Plan Reserve as well as an amendment to the Stock Option Plan providing that the Stock Option Plan Reserve will now only apply to grants made under the Stock Option Plan (collectively, the “Stock Option Plan Reserve Amendment”).

The purpose of the Stock Option Plan Reserve Amendment is to ensure that a sufficient number of Subordinate Voting Shares remain reserved for issuance under the Stock Option Plan to enable the Company to continue its current practice of granting options to eligible plan participants as a component of the Company’s long-term incentive program, which aims to align eligible participants’ interests with shareholders by rewarding them for increases in the Company’s share price.

Shareholders are being asked to approve an increase of 5,000,000 Subordinate Voting Shares in the Stock Option Plan Reserve. The following table sets forth the number of Subordinate Voting Shares which have been issued pursuant to the exercise of Options or are subject to Options granted under the Stock Option Plan as well as Subordinate Voting Shares which are or would be available for future grants under the Stock Option Plan, both before and after the proposed Stock Option Plan Reserve Amendment, as of April 20, 2018.

	Subordinate Voting Shares Issued Pursuant to the Exercise of Options or Subject to Outstanding Options	Subordinate Voting Shares Available for Future Option Grants	Stock Option Plan Reserve

Currently Approved	3,914,203	1,900,625	5,814,828

Proposed Increase	N/A	5,000,000	5,000,000

Total	3,914,203	6,900,625	10,814,828

Percentage of Outstanding Shares	3.91%	6.90%	10.81%

If the proposed Stock Option Plan Reserve Amendment is not approved, the Stock Option Plan would have 1,900,625 Subordinate Voting Shares reserved for future stock option grants and, once this remaining portion of the Stock Option Plan Reserve is used, the Company would no longer be permitted to grant options under the Stock Option Plan. This would limit the Company’s ability to continue its current practice of granting stock options to eligible plan participants as a component of the Company’s long-term incentive program and would require the Company to provide an alternate form of long-term incentive compensation.

29 2018 Proxy Circular

The Board of Directors also approved on April 19, 2018, following the recommendations of the Human Resources, Nomination and Governance Committee and subject to shareholder approval at the Meeting, the following amendments to the Stock Option Plan:

●

as a necessary consequence of the Stock Option Plan Reserve Amendment, the increase of (i) the maximum number of Subordinate Voting Shares that can be issued to insiders of the Company within any one year period pursuant to the exercise of stock options under the Stock Option Plan and any other share compensation arrangement, and (ii) the maximum number of Subordinate Voting Shares issuable to insiders at any time pursuant to the exercise of stock options under the Stock Option Plan and any other share compensation arrangement, in each case, from 5% of the Shares issued and outstanding from time to time to 10% of the Shares issued and outstanding from time to time (the “Insider Participation Limit Amendment”);

●

in order to align the amendment provisions of the Stock Option Plan with best market practices, the inclusion of any amendment to the provisions of the Stock Option Plan governing the assignability of stock options as a matter requiring shareholder approval (the “Amending Provision Amendment”, and together with the Stock Option Plan Reserve Amendment and the Insider Participation Limit Amendment, the “Stock Option Plan Amendments”); and

●	amendments to the Stock Option Plan of a “housekeeping”, cosmetic or clerical nature.

The Stock Option Plan Amendments have been conditionally approved by the TSX and must be approved by a majority of the votes cast at the Meeting, in person or by proxy, by the holders of Subordinate Voting Shares and Multiple Voting Shares, voting together as a single class. Accordingly, at the Meeting, shareholders will be asked to consider and, if deemed appropriate, to approve, by a simple majority of votes cast at the Meeting, in person or by proxy, by the holders of Subordinate Voting Shares and Multiple Voting Shares, voting together as a single class, the ordinary resolution attached as Schedule “B” of this Circular. The housekeeping amendments have also been approved by the TSX, but are not subject to shareholder approval in accordance with the amendment provisions of the Stock Option Plan.

The full text of the proposed amended and restated Stock Option Plan, which is subject to the approval of shareholders at the Meeting, can be found on SEDAR at www.sedar.com.

Unless a proxy specifies that the Shares it represents should be voted against the ordinary resolution set out as Schedule “B” or voted in accordance with the specification in the proxy, the persons named in the enclosed form of proxy intend to vote FOR the passing of the ordinary resolution set out as Schedule “B” approving the Stock Option Plan Amendments.

30 2018 Proxy Circular

COMPENSATION OF DIRECTORS

The director compensation program of the Company is designed to (i) attract and retain qualified individuals who possess the relevant experience of board membership with other international successful Canadian and U.S. listed companies, and (ii) align the compensation of the directors with the interest of the Company’s shareholders through security-based compensation.

The following table outlines the Fiscal 2018 compensation paid to the independent directors of the Company. The directors of the Company who are not independent for the purposes of National Instrument 52-110 – Audit Committees, as amended from time to time (“NI 52-110”), are not receiving compensation as directors of the Company.

U.S.$
Independent Board Member:

Cash Retainer	50,000

Equity Retainer	100,000

Committee Chair Cash Retainer:

Audit Committee	15,000

Human Resources, Nomination and Governance Committee	—

Investment and Risk Committee	—

Committee Member Cash Retainer

Audit Committee	10,000

Human Resources, Nomination and Governance Committee	10,000

Investment and Risk Committee	10,000

Per-Meeting Fees	—

BRP vehicles are made available to the directors in accordance with the policy applicable to Vice-Presidents of the Company.

To encourage the alignment of the interests of the directors with those of the shareholders, a Deferred Share Unit Plan (the “DSU Plan”) was implemented on May 29, 2013. The DSU Plan provides that the entirety of the equity retainer to be received by each director who is an independent director for purposes of NI 52-110 is to be paid in deferred share units (“DSUs”), and further provides that each such director may also elect to receive up to 100% of his or her cash retainer in the form of DSUs. The cash and equity retainers are paid on a quarterly basis with the number of DSUs to be issued based on the volume weighted average trading price on the TSX for the five trading days prior to such issuance. The DSUs vest immediately and take the form of a bookkeeping entry credited to the eligible director’s account for as long as he/she remains a director, only to be paid after the director ceases to act as director. If any dividends are paid on the Subordinate Voting Shares, outstanding DSUs earn dividend equivalents in the form of additional DSUs at the same rate as dividends are paid on the Subordinate Voting Shares. The DSU Plan is not dilutive.

The Company does not offer a meeting fee for Board of Directors members. The total retainer is deemed to be the full payment for the role of director.

In Fiscal 2018, Mr. Nomicos received U.S.$176,000 in consulting fees for services rendered to the Company in connection with the review of strategic opportunities.

31 2018 Proxy Circular

Fees Earned by Independent Directors

The following table shows the allocation of fees and the total fees earned by the independent directors of the Company during Fiscal 2018. As described above, the directors of the Company who are not independent are not receiving any compensation, including option-based or share-based awards, as directors of the Company. As President and Chief Executive Officer, Mr. José Boisjoli’s compensation is disclosed under “Executive Compensation — Discussion and Analysis”.

	Fees Earned by Independent Directors
	Board Cash Retainer(1)				Board Equity Retainer(2)		Committees Cash Retainer
Directors	Dollar Value (U.S.$)	Amount Elected to be Received in Cash (U.S.$)	Amount Elected to be Received in DSUs	Equivalent Number of DSUs	Dollar Value (U.S.$)	Equivalent Number of DSUs	Chair of Audit Committee (U.S.$)	Committee Member (U.S.$)	Total Fees Earned (U.S.$)	All Other Compen- sation (U.S.$)	Total (U.S.$)
William H. Cary	50,000	50,000	-	-	100,000	3,213	-	10,000	160,000	-	160,000

Michael Hanley	50,000	50,000	-	-	100,000	3,213	15,000	20,000	185,000	-	185,000

Carlos Mazzorin(3)	25,000	25,000	-	-	50,000	1,844	-	5,000	80,000	-	80,000

Estelle Métayer	50,000	50,000	-	-	100,000	3,213	-	10,000	160,000	-	160,000

Daniel O’Neill	50,000	50,000	-	-	100,000	3,213	-	20,000	170,000	-	170,000

Edward Philip	50,000	50,000	-	-	100,000	3,213	-	20,000	170,000	-	170,000

Barbara Samardzich(4)	12,500	12,500	-	-	25,000	602	-	2,500	40,000	-	40,000

(1)	The cash retainers are paid quarterly.
(2)

The DSUs are credited to independent board members as of the last day of each fiscal quarter of the Company. On the last day of each fiscal quarter, U.S.$25,000 is converted in Canadian dollar, using the daily rate of exchange posted by the Bank of Canada as of such date, and such amount is divided by the volume weighted average trading price of the Subordinate Voting Shares on the TSX for the five trading days preceding such date in order to determine the number of DSUs to be granted.

(3)	Mr. Mazzorin retired from the Board of Directors on July 4, 2017.
(4)	Ms. Samardzich was appointed to the Board of Directors on December 1, 2017.

Share Ownership Guidelines for Independent Directors

On March 17, 2016, the Board of Directors adopted share ownership guidelines for independent directors according to which each independent director is expected to hold at least five times the value of his or her annual base cash compensation in Subordinate Voting Shares and/or DSUs, based on the greater of: (i) the current market price of the Subordinate Voting Shares; and (ii) the closing price of the Subordinate Voting Shares on the date on which the Subordinate Voting Shares or DSUs, as applicable, were acquired. There is a five-year transition period for independent directors to comply from the date of joining the Board of Directors or from the adoption of the guidelines, whichever is greater. As at April 20, 2018, all independent directors met the expected minimum share ownership, except for Ms. Samardzich, for whom the transition period is running until November 30, 2022.

32 2018 Proxy Circular

EXECUTIVE COMPENSATION — DISCUSSION AND ANALYSIS

The following discussion describes the significant elements of the Company’s executive compensation program, with particular emphasis on the process for determining the compensation payable to the named executive officers (“Named Executive Officer” or “NEOs”), being (i) the Chief Executive Officer (“CEO”), (ii) the Chief Financial Officer (“CFO”), (iii) each of the three other most highly compensated executive officers (or individuals acting in a similar capacity) of the Company, and (iv) each individual who would have been a NEO but for the fact that such individual was neither an executive officer of the Company nor acting in a similar capacity at the end of Fiscal 2018. For Fiscal 2018, the Company’s NEOs were:

●	José Boisjoli, President and CEO;

●	Sébastien Martel, CFO;

●	Sandy Scullion, Senior Vice-President and General Manager, Global Retail and Services;

●	Denys Lapointe, Senior Vice-President, Design, Innovation and Corporate Image; and

●	Karim Donnez, Senior Vice-President, Strategy, Business Development and Transformation.

Executive Compensation Philosophy and Objectives

The Company’s compensation program is designed to retain, motivate and reward the executive officers for their performance and contribution to the Company’s long-term success. The Board of Directors seeks to compensate the executive officers by combining short-term cash and long-term equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives and to align executive officers’ incentives with shareholder value creation.

In order to support the Company’s vision and mission, the executive officers must be fully engaged to innovate and deliver results that meet or exceed expectations from all the Company’s stakeholders, including its shareholders. The Company’s executive officer compensation philosophy is to pay fair, reasonable and competitive compensation with an emphasis on pay-for-performance philosophy. The Company’s executive officer compensation policy:

●	supports and promotes successful execution of the business strategy;

●	provides executives with competitive rewards and an appropriate pay mix based on a pay for performance philosophy;

●	is designed to attract and engage talented and results-oriented executives with experience in a global business environment;

●	drives desired performance and encourages discretionary effort; and

●	promotes flexibility and agility in managing the business to succeed as a global organization and to adapt to local requirements and culture.

33 2018 Proxy Circular

Role and Accountabilities of the Human Resources, Nomination and Governance Committee

The Human Resources, Nomination and Governance Committee is composed of Messrs. Bekenstein, Hanley, Laporte, O’Neill and Philip. Mr. Bekenstein acts as chair of the HRNGC. All members of the HRNGC have a working familiarity with corporate governance, human resources and compensation matters. The relevant experience of each member of the HRNGC is described as part of their respective biographies. See “Business of the Meeting—Election of Directors- Description of Proposed Director Nominees”. Messrs. Hanley, O’Neill and Philip are independent under the standards set forth under Section 1.4 of NI 52-110 – Audit Committees. Messrs. Bekenstein and Laporte are not considered independent under such standards. See “Disclosure of Corporate Governance Practices—Board of Directors - Independence and Tenure” for a discussion on the independence of the members of the Board of Directors.

The HRNGC plays a critical role in the oversight and governance of the executive compensation policies and programs of the Company. The Board of Directors has adopted a written charter describing the mandate of the HRNGC. Under its charter, the HRNGC assumes the following responsibilities on matters that are specific to executive compensation:

●	establishes the Company’s general compensation philosophy in consultation with management and, if necessary, external independent consultants;

●	reviews the general compensation structures of the Company;

●	reviews the components of overall compensation of senior executives consisting of base salary, short-term incentives, long-term incentives, benefits, pension and perquisites;

●

reviews the corporate goals and objectives for which the CEO is responsible and which are relevant to his compensation and reviews the suggested level of and/or changes in the CEO’s overall compensation taking into consideration performance in light of those corporate goals and objectives and competitive compensation practices to ensure that such compensation realistically reflects the CEO’s responsibilities and performance;

●

reviews the recommendations of the CEO with respect to the suggested level of and/or changes in the overall compensation of other senior executives, taking into consideration individual performance and competitive compensation practices;

●

identifies any risk that may arise from the Company’s compensation policies or practices that could have a material adverse effect on the Company or that could encourage an executive officer to take inappropriate or excessive risks;

●

makes recommendations to the Board of Directors on any new incentive plan or on any material change to the Company’s short-term and long-term incentive plans and to discharge any responsibilities imposed on the HRNGC under these plans; and

●	reviews annually the extent to which designated senior executives are meeting the minimum share ownership requirements.

Please refer to the section “Disclosure of Corporate Governance Practices – Board of Directors Committees—Human Resources, Nomination and Governance Committee” for further information regarding the HRNGC.

34 2018 Proxy Circular

Compensation Consulting Services

Under its charter, the HRNGC has the authority to retain and does retain, from time to time, the services of executive compensation consultants to provide independent advice on executive compensation and related governance issues. The HRNGC also has the authority to determine and pay the fees of such consultants. All compensation and non-compensation services provided by independent advisors, consultant and experts to the Company must be pre-approved by the HRNGC.

During Fiscal 2018, the HRNGC retained the services of Hugessen Consulting Inc. (“Hugessen Consulting”) and Eckler Ltd. (“Eckler”) (respectively in June 2017 and in October 2017) to provide expertise and advice in connection with a comprehensive review of the compensation of all of the Company’s executives, including the NEOs. The compensation review included the review of the group of comparable companies, the assessment of the Company’s positioning in terms of compensation levels and mix and the review of the Company’s compensation programs. Neither Hugessen Consulting nor Eckler had provided services to the HRNGC before Fiscal 2018. Hugessen Consulting did not provide any other services to the Company. Eckler provided certain other compensation-related services to the management, including actuarial and investment services in respect of the pension plans sponsored by the Company and covering Canadian executives and non-executive employees.

The aggregate fees billed to the Company for Fiscal 2018 and Fiscal 2017 for executive compensation-related services provided by Hugessen Consulting and Eckler are as set out below:

	Fiscal 2018	Fiscal 2017

Executive Compensation-Related Fees

Hugessen Consulting	$413,134

Eckler	$60,823

All Other Fees (Eckler) (1)	$171,177	$258,000

Total Fees Paid	$645,134	$258,000

(1)	Fees related to actuarial and investment services rendered by Eckler in respect of the pension plans sponsored by the Company and covering Canadian executives and non-executives employees.

Market Positioning and Benchmarking

The HRNGC adopted a compensation policy that is specific to the executive officers of the Company and provides for a positioning of each element of total compensation within well-defined groups of comparable companies.

As part of the compensation review conducted in Fiscal 2018 by Hugessen Consulting, the group of comparable companies was reviewed and two peer groups were established: the Canadian Pay Peer Group and the U.S. Pay Peer Group.

The Canadian Pay Peer Group is comprised of similar sized publicly-traded companies operating in related industries (recognizing the absence of direct comparators in Canada) and having a significant proportion of revenues generated outside Canada and/or with business operations similar to BRP. Given that most of the current executive officers are Canadians working in Canada, this group is used as a primary source of data for the assessment of the Company’s market positioning in terms of compensation levels and design.

The U.S. Pay Peer Group is comprised of direct competitors as well as issuers operating in related industries and having similar size. Combined with survey data, it is used as a source of data for assessing compensation levels of executive officers based in the United-States. In addition, the U.S. Pay

35 2018 Proxy Circular

Peer Group is used to understand U.S. competitive pay levels and provides important context regarding pay design trends for the Company’s closest competitors.

The following table presents the companies included in both comparator groups used by the Company for purposes of benchmarking executive compensation:

Canadian Pay Peer Group
Company	LTM Revenues (in millions) (1)
SNC-Lavallin Group Inc.	$8,164
WSP Global Inc.	$6,702
Finning International Inc.	$5,807
TFI International Inc.	$4,517
CCL Industries	$4,462
Cascades Inc.	$4,136
Martinrea International Inc.	$3,878
Maple Leaf Foods Inc.	$3,417
New Flyer Industries Inc.	U.S.$2,320
CAE Inc.	$2,752
Maxar Technologies Ltd. (formerly McDonald, Dettwiler and Associates Ltd.)	$1,997
BRP	$4,369
25th percentile	$3,085
Median	$4,136
75th percentile	$5,162

U.S. Pay Peer Group
Company	LTM Revenues (in millions) (1)
Thor Industries Inc.	U.S.$6,605
Harley Davidson, Inc.	U.S.$5,653
Polaris Industries Inc.	U.S.$5,000
Brunswick Corporation	U.S.$4,688
The Toro Company	U.S.$2,485
Arctic Cat Inc.[2]	U.S.$633

BRP	$4,369
25th percentile	U.S.$3,036
Median	U.S.$4,844
75th percentile	U.S.$5,490

(1)

Data used at the time of the Fiscal 2018 compensation review was sourced from publicly available information as of August 2017. In comparison, at the end of Fiscal 2018, BRP had revenues of $4.487 million.

(2)	Acquired by Textron Inc. in 2017.

36 2018 Proxy Circular

Compensation Philosophy and Elements of Compensation

The Company targets a total compensation at market median and up to the 75th percentile for top performers.

The Company’s executive compensation program consists primarily of six elements: base salary, short-term incentives, long-term equity incentives, group benefits, retirement benefits and perquisites, as illustrated below:

TOTAL DIRECT COMPENSATION

OTHER ELEMENTS OF COMPENSATION
Group Benefits	Retirement Benefits	Perquisites

● Investment in executive health and well-being. ● To provide a safety net to protect against the financial burden that can result from illness, disability or death.	● To provide retirement income security. ● To retain key talent.	● Facilitate business conduct and promotion of BRP’s products at a limited cost to the Company.

37 2018 Proxy Circular

The following chart sets forth (i) the relative weight attributable to each element of target total direct compensation, namely base salary and target short- and long-term incentives, in the total direct compensation awarded to the NEOs during Fiscal 2018, and (ii) at the top of the chart, the percentage of each NEO’s target total direct compensation which was considered at risk (not guaranteed) for Fiscal 2018:

Base Salary

The base salary established for each of the Company’s executive officers is intended to reflect each executive officer’s ability to contribute to the Company’s success through his/her expertise, experience and know-how. Base salary is not contingent on short-term variation in operating performance, and therefore sustains individual performance and competency development.

The amount payable to an executive officer is determined based on the scope of his/her responsibilities and relevant experience, while taking into account competitive market compensation within the Company’s Comparator Group for similar positions and overall market demand for such executive. Base salaries are targeted at the market median of the competitive market, with base salaries for top performers achieving superior performance being set above the market median of the competitive market.

Base salaries are reviewed on an annual basis by the HRNGC. The CEO provides individual performance ratings for all executive officers but himself which are reviewed with the Senior Vice-President, Global Human Resources and Health, Safety and Security, and recommendations are then provided to the HRNGC. The HRNGC assesses if adjustments are required considering market changes, individual performance, corporate performance, change in role or responsibilities and other considerations deemed relevant.

38 2018 Proxy Circular

Incentive Programs that Support a Strong Pay-for-Performance Philosophy

Pay-for-Performance Philosophy

Short-Term Incentives	Long-Term Incentives
Incentive plan rewarding achievement of key	Stock option plan aligning executive
performance measures	compensation with shareholder value creation

Approximately 61% of the total direct compensation of the NEOs is driven by performance

The Company sponsors two incentive programs for its executive officers and other key employees. Each program supports and promotes the successful execution of the business strategy, drives desired performance and encourages discretionary effort. The following presents an overview of the two programs and illustrates how they contribute in supporting a robust pay-for-performance philosophy.

Short-Term Incentive Plan

●	The objectives of the short-term incentive program are to:

○	share in the Company’s success;
○	reward collective performance and results;
○	drive employee engagement as a foundation for high performance;
○	align employee contribution to the Company’s objectives; and
○	encourage employees in successfully executing the Company’s strategic plan.

●	The program rewards the attainment of financial and other key performance indicators.

Long-Term Incentive Plan (Stock Option)

●	The objectives of the long-term incentive program are to:

○	align the interests of the employees with those of the shareholders;
○	promote the Company’s long-term growth;
○	share in the creation of economic value;
○	share the risk;
○	retain key employees; and
○	offer potential reward to high contributors and high potential candidates.

●	Stock options were chosen as the preferred long-term incentive vehicle to ensure that value was delivered to shareholders.

●	The size of each annual grant is subject to individual performance.

●	Stock options vest in tranches over a 4-year period to promote strong retention.

●	Stock options offer a strong incentive leverage to reward long-term appreciation in shareholder value.

39 2018 Proxy Circular

Short-Term Incentive Plan

Each executive is provided with an individual bonus payout target and a maximum bonus payout for a given fiscal year, established as a percentage of such executive’s base salary on the assumption that all of the performance measures used under the short-term incentive plan (the “STIP”) are met at target levels and maximum levels, respectively. Targets are aligned at the market median of the competitive market and the maximum bonus payout is set at two times the predetermined bonus payout target for exceptional results. For Fiscal 2018, the bonus payout target and the maximum bonus payout, as a percentage of base salary, for each of the NEOs were as follows:

Title	Bonus Payout Target as a Percentage of Base Salary	Maximum Bonus Payout as a Percentage of Base Salary

José Boisjoli President and CEO	125%	250%

Sébastien Martel CFO	75%	150%

Sandy Scullion Senior Vice-President and General Manager, Global Retail and Services	60%	120%

Denys Lapointe Senior Vice-President, Design, Innovation and Corporate Image	60%	120%

Karim Donnez Senior Vice-President, Strategy, Business Development and Transformation	60%	120%

The Company’s STIP is ultimately under the responsibility of the HRNGC which may establish, amend or repeal, from time to time and at its own discretion, rules that are incompatible with the Company’s executive compensation policy. The payout grid, which articulates performance thresholds and multipliers for levels of achievement, is also reviewed annually by the HRNGC to assess the appropriate level of targets based on past performances and future outlook. The HRNGC has broad discretion in its administration of the STIP and the amounts of awards to be paid thereunder.

In Fiscal 2017, the HRNGC introduced divisional performance measures as part of the Company’s STIP. For Fiscal 2018, the HRNGC has reviewed the STIP with the objective to simplify it and further solidify the performance culture and accountability in its divisions while maintaining strong alignment with shareholder value creation. The Fiscal 2018 STIP remained an additive plan with specific performance measures for three divisions and Normalized diluted earnings per share (EPS) as a common metric to all employees. Mainly, under the Fiscal 2018 STIP:

●

Product Engineering and Manufacturing Operations (PEMO) and Global Retail & Services (GR&S) divisions were combined into a single group (Recreational Products) to better reflect their close operational links and performance.

●	The Marine Propulsion Systems (MPS) division was renamed the Evinrude division.

●

A Spyder division was added to the STIP to further promote the growth of this product line and was measured on the Company’s Normalized diluted EPS and Spyder Global Retail. Spyder Global Retail refers to the number of Spyder units sold, adjusted based on marketing and sales programs.

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●	Profitability remained the most important performance measure to deliver on BRP’s growth commitment:

●

The Company’s Normalized diluted EPS remained the common performance measure applicable to all employees. Also, Normalized diluted EPS had to exceed a minimum threshold for any STIP to be paid out, regardless of the Company’s performance on the other STIP performance measures. The Company believes that the use of Normalized diluted EPS is meaningful to reflect alignment with the interests of the shareholders since it highlights trends in the Company’s core business that may not otherwise be apparent by eliminating items that have less bearing on the Company’s operating performance. For more details on the Company’s Normalized net income and Normalized diluted EPS, please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and twelve-month periods ended January 31, 2018.

●

At each division level, Normalized EBIT replaced the Normalized EBITDA performance measure used in Fiscal 2017. Normalized EBIT takes into consideration costs related to past and current investments, which are significant for BRP.

●

Corporate Functions were measured on Company’s Normalized diluted EPS and on each division’s results. Since an important role of employees in Corporate Functions is to support each division, the divisions’ results were taken into consideration in the STIP payout for Corporate Functions.

●

Net Working Capital was set as a special performance measure over and above the normal STIP which could provide a maximum additional payout of 15% of the individual STIP target. This was put in place to provide additional focus on the Company’s management of its cash through the following three important cash management pillars: inventories, accounts receivable and accounts payable. The Company believes that improvement in Net Working Capital management will ultimately improve the Company’s overall cash position and its return on capital.

The following table presents the performance measures used under the STIP for Fiscal 2018 and their relative weighting:

Recreational Products	Evinrude(1)	Spyder	Corporate Functions
50% Company’s Normalized diluted EPS
50% Recreational Products Normalized EBIT	50% Evinrude Normalized EBIT	50% Spyder Global Retail	30% Recreational Products Normalized EBIT 10% Evinrude Normalized EBIT 10% Spyder Global Retail
+ Additional 15% Net Working Capital

(1) Previously known as Marine Propulsion Systems (MPS) division.

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The following table sets forth the definition and the threshold level applicable to each performance measure:

Performance Measure	Definition	Threshold Levels

Normalized diluted EPS	Non-IFRS measure calculated by dividing the normalized net income by the weighted average number of shares on a diluted basis. Normalized net income is defined as net income before normalized elements adjusted to reflect the tax effect on these elements.	Set at previous year’s Normalized diluted EPS level

Normalized EBIT	Non-IFRS measure defined as net income before financing costs, financing income, income taxes expense (recovery) and normalized elements, at each division level	Set at previous year’s Normalized EBIT level

Spyder Global Retail	Number of Spyder units sold, adjusted based on marketing and sales programs	Set at a reasonable level compared to expected results

Net Working Capital	(Yearly average of net working capital measured at month-end / total revenues) X 365 days, Consolidated results	Set at previous year’s Net Working Capital level, adjusted on the Company’s regional sales mix

The actual bonus payout represents a percentage of base salary and is determined based on the achievement of the threshold, target or maximum bonus level, calculated on a straight line basis, for each applicable performance measure. The following table shows the level of achievement for Fiscal 2018 approved by the HRNGC in respect of each division and corporate functions:

Recreational Products	Evinrude(1)	Spyder	Corporate Functions
186.1%	15.0%	86.1%	146.1%

(1) Previously known as Marine Propulsion Systems (MPS) division.

For Fiscal 2018, the Normalized diluted EPS objective was achieved at 142%. The Normalized EBIT objective was achieved in a range between 0% and 200% depending on the division and the Net Working Capital objective was achieved at 100%. The HRNGC has concluded that it would be seriously prejudicial to the Company’s interests to publicly disclose the level of performance that is associated with threshold, target and maximum levels for the Normalized EBIT, Net Working Capital and Spyder Global Retail measures. The levels of these performance measures could be used by competitors to infer conclusions about confidential strategic priorities of the Company and its operations. The targets related to these performance measures are intended to be challenging – neither impossible nor easy to achieve.

For Fiscal 2018, the Corporate NEOs (namely Messrs. Boisjoli, Martel, Lapointe and Donnez) were measured under the Corporate Functions STIP, which captures the Company’s overall financial performance through Normalized diluted EPS along with each division’s performance. Mr. Scullion was measured under the Recreational Products division.

Short-Term Incentive Plan for the Fiscal Year Ending on January 31, 2019

The HRNGC has broad discretion in the administration of the STIP and the amounts of awards to be paid thereunder, including adjustments to performance measures.

42 2018 Proxy Circular

For Fiscal 2019, the HRNGC has identified some opportunities to further improve the Company’s STIP alignment and performance while maintaining the divisional approach as per Fiscal 2017 and Fiscal 2018.

The weighting of the Normalized EBIT performance measure for the Evinrude division would be increased from 50% to 75% to further align employee’s payout with the actual Evinrude division’s performance. In addition, the Spyder Global Retail performance measure would be added for the Powersports Group (referred to as the Recreational Products division in Fiscal 2018) to promote synergies and alignment between both divisions and given that the Powersports Group plays a critical role in Spyder sales. The Spyder Global Retail performance measure for the Spyder division would be replaced by the Spyder KPIs performance measure. This performance measure would include Spyder Global Retail and other key performance indicators (KPIs) that will sustain the Company’s business strategy for Spyder. No change would be made to the performance measures of the Corporate Functions.

Long-Term Incentive Plans

The Company believes that share-based awards are an important component of its executive compensation program and should represent a significant portion of its compensation package.

Two distinct long-term incentive plans are currently in force:

●

The new long-term incentive plan (the “LTIP” or the “Stock Option Plan”), which was established in May 2013 in connection with the Company’s IPO, pursuant to which stock options may be granted to officers, employees and, in limited circumstances, consultants of the Company. The LTIP is further described under “Stock Option Plan” below.

●

The legacy long-term incentive plan (the “Legacy LTIP”), which was established in 2003. Under the Legacy LTIP, options to purchase shares of the Company were granted to certain employees and officers. The Legacy LTIP and the options granted thereunder were maintained at the time of the Company’s IPO in May 2013. However, no additional options have been or will be granted under the Legacy LTIP. The Legacy LTIP is further described under “Legacy LTIP” below.

Pension and Retirement Benefits

Pension and retirement benefits made available by the Company to the NEOs are described below under “Pension Plan Benefits”. Pension and retirement benefits aim at providing financial protection upon retirement to their participants.

Group Insurance Benefits

The Company offers medical, dental, life, accidental death and dismemberment and short and long-term disability insurance coverage to executives, including the NEOs.

Perquisites

Perquisites include leased automobiles, availability of Company products, financial counseling services and an annual health assessment. Certain NEOs also receive additional perquisites in connection with foreign assignments.

Share Ownership Guidelines

The Company has share ownership guidelines which provide that certain executives, including the NEOs, are required to maintain minimum holdings of Subordinate Voting Shares based on their compensation and position. The share ownership guidelines aim at ensuring that interests of executives remain aligned with those of shareholders and demonstrate that NEOs are financially committed to the Company through personal equity ownership.

43 2018 Proxy Circular

The HRNGC monitors executives’ share ownership to ensure that the share ownership requirements are met. Under the share ownership guidelines, the requirements are based on the highest of the market value and the cost base of the Subordinate Voting Shares owned by the executive and there is no set time to satisfy the requirements. Options, whether vested or not, are not taken into account in assessing whether the share ownership guidelines are satisfied. Participants must, however, retain the after-tax gains in Subordinate Voting Shares until the share ownership requirements are met.

The following table highlights the minimum holding requirements as a multiple of base salary applicable under the share ownership guidelines for each of the NEOs as at the end of Fiscal 2018, as well as the total number of Subordinate Voting Shares held by such NEOs:

	Share Ownership Guidelines		Subordinate Voting Shares Held	Equity Ownership is Met (Yes or No)
NEOs	As a Multiple of Base Salary	($)	Market Value(1) ($)

José Boisjoli President and CEO	4x	4,136,020	53,796,279	Yes

Sébastien Martel CFO	2x	944,572	2,795,005	Yes

Sandy Scullion Senior Vice-President and General Manager, Global Retail and Services	1.5x	556,875	1,772,591	Yes

Denys Lapointe Senior Vice-President, Design, Innovation and Corporate Image	1.5x	539,437	7,332,310	Yes

Karim Donnez Senior Vice-President, Strategy, Business Development and Transformation	1.5x	461,100	–	No(2)

(1)	Based on the closing price of the Subordinate Voting Shares on the TSX ($53.14) on April 20, 2018.

(2)	Mr. Donnez joined the Company on July 1, 2015 and has not yet reached the minimum holding requirements applicable under the share ownership guidelines.

Hedging / Anti-Hedging Policy

The NEOs and the directors are, under the terms of the Company’s insider trading policy, prohibited from purchasing financial instruments designed to hedge or offset a decrease in the market value of shares, including shares granted as, or underlying, share-based compensation or otherwise held directly or indirectly by a NEO or a director.

Clawback Policy

A clawback policy (the “Clawback Policy”) was recommended by the HRNGC and adopted by the Board of Directors effective January 22, 2015. The Clawback Policy allows the Board of Directors, in its sole discretion, to require reimbursement of all or a portion of the incentive compensation, defined as payouts under the STIP and LTIP, received by senior executives or former senior executives over the 12 months preceding a triggering event if:

●	the incentive compensation received by the senior executive was calculated based upon the achievement of financial results that were subsequently materially restated or corrected, in whole or in part;

●	the senior executive engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

44 2018 Proxy Circular

●

the amount of incentive compensation that would have been awarded to or the profit realized by the senior executive had the financial results been properly reported would have been lower than the amount actually awarded or received.

Under the Company’s Clawback Policy, senior executives are defined as the CEO and permanent full time executives reporting directly to the CEO. The Clawback Policy only applies to events occurring after its adoption by the Board of Directors.

Compensation Risk Management

The Company’s current compensation structure attempts to ensure that compensation and incentive plans do not promote unwanted behaviour and unnecessary risk-taking based on:

●	a well-balanced mix of base salary, STIP and LTIP compensation;

●	a STIP with significant weighting on profitability measures applied to all employees in the organization, including the executives;

●	a STIP with a minimum corporate profitability level that prevents from paying any STIP amount unless such minimum threshold is met;

●	maximums being applied to payouts under the STIP (two times target);

●

the use of performance measures aligned with the Company’s business strategy and the creation of long-term value for the shareholders, with no measure being related to aggressive revenue growth that could encourage excessive risk-taking detrimental to the long-term profitability of the business of the Company;

●	share ownership guidelines requiring NEOs and other executives to maintain a meaningful equity ownership in the Company;

●	a prohibition on the hedging of equity-based compensation;

●	a clawback policy that enables the Board of Directors to require the recoupment of payouts under the STIP and LTIP in certain circumstances; and

●	policies and practices being generally applied on a consistent basis to all executive officers.

After considering the overall policies and practices applicable to all employees, including the NEOs, the HRNGC did not identify any risks arising from BRP’s compensation policies and practices that would be reasonably likely to have a material adverse effect on BRP.

Performance Results

The following performance graph illustrates the cumulative return on a $100 investment in the Subordinate Voting Shares made on May 29, 2013, being the date on which the Subordinate Voting Shares started trading on the TSX, compared with the cumulative return on the S&P/TSX Composite Index for the same period. The Company declared three quarterly dividends of $0.08 per share for holders of its multiple voting shares and subordinate voting shares during Fiscal 2018 and announced on March 20, 2018 the payment of a quarterly dividend of $0.09 per share for holders of its multiple voting shares and subordinate voting shares. For Fiscal 2018, the following graph assumes that dividends are reinvested. Before Fiscal 2018, no dividends were paid by the Company.

45 2018 Proxy Circular

Fiscal 2018 represented the Company’s fourth full fiscal year as a public company. During the period commencing at the closing of the IPO on May 29, 2013 up to January 31, 2018, the cumulative shareholder return on an investment in the Subordinate Voting Shares was above that of an investment on the S&P/TSX Composite Index. As evidenced by the graph above, since the Company’s IPO, the Subordinate Voting Shares underperformed the S&P/TSX Composite Index for a couple of years but gained significant momentum and outperformed the S&P/TSX Composite Index in Fiscal 2018, thus resulting in the cumulative shareholder return since the Company’s IPO outperforming the S&P/TSX Composite Index.

The following table provides a comparison of the variation of the total return for shareholders of the Company with the total direct compensation of the Named Executive Officers:

	Fiscal 2018	Fiscal 2017	Fiscal 2016
Total Shareholder Return (DOO) (%)	94.6%	69.4%	(29.1)%

Total direct compensation of the NEOs(1) (in millions of $)	11.4	7.0	7.1

Increase in Total Direct Compensation of the NEOs(1) (%)	62.9%	(0.0)%	(27.6)%

(1)

“Total direct compensation” refers to the “Total Compensation” received by the NEOs as reflected in the “Summary Compensation Table”, but excludes the amounts set forth under “Pension Value” and “All Other Compensation”.

In Fiscal 2018, the increase in total direct compensation was driven by higher STIP payouts reflecting the outstanding performance of the Company and a higher number of stock options granted to the NEOs in Fiscal 2018.

46 2018 Proxy Circular

Summary Compensation Table

The following table sets forth information concerning the compensation paid by the Company to the NEOs during Fiscal 2018, Fiscal 2017 and Fiscal 2016.

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Fiscal Year	Base Salary ($)	Share- Based Awards ($)	Option- Based Awards(1) ($)	Annual Incentive Plans(2) ($)	Pension Value(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)

José Boisjoli	2018	1,034,005	–	4,165,410	1,888,403	743,000	2,000	7,832,818
President and CEO	2017	1,005,842	–	1,762,109	1,118,999	746,000	3,333	4,636,283
	2016	981,309	–	2,050,509	631,767	702,000	65,583	4,431,168

Sébastien Martel	2018	472,286	–	483,299	517,531	175,000	2,000	1,650,116
CFO	2017	450,225	–	200,449	300,525	138,000	–	1,089,200
	2016	400,000	–	637,113	157,900	420,000	16,033	1,631,047

Sandy Scullion	2018	371,250	–	228,321	414,538	383,000	2,000	1,399,109
Senior Vice-President and General Manager,	2017	286,145	–	178,533	128,339	1,458,000	380,050	2,431,067
Global Retail and Services	2016	243,062	–	97,035	56,342	77,000	417,015	890,454

Denys Lapointe	2018	359,625	–	220,208	315,247	395,000	2,000	1,292,080
Senior Vice-President, Design, Innovation and	2017	350,000	–	116,579	227,010	374,000	3,333	1,070,923
Corporate Image	2016	313,251	–	186,410	96,795	131,000	8,074	735,529

Karim Donnez	2018	307,400	–	377,831	269,467	88,000	2,000	1,044,697
Senior Vice-President, Strategy, Business Development	2017	276,198	–	96,451	133,201	94,000	33,656	633,505
and Transformation	2016(5)	139,583	–	70,447	32,355	43,000	22,771	308,156

(1)

Represent grants of options made to the NEOs under the Stock Option Plan. During Fiscal 2018, Messrs. Boisjoli, Martel, Scullion, Lapointe and Donnez were granted 359,400, 41,700, 19,700, 19,000 and 32,600 stock options, respectively. The values indicated in the table reflect the estimated fair value of the options on the date of grant. They do not represent cash received by the optionees, and the actual value realized upon the future vesting and exercise of such options may be less or greater than the grant date fair values indicated in the table above. The Black-Scholes method has been used in calculating the grant date fair value of the option-based awards. The Black-Scholes method is used to estimate the grant date fair value of option-based awards because it is the most commonly used share-based award pricing model and is considered to produce a reasonable estimate of fair value. The grant date fair value of these awards was $11.5899 per option, which is the same as the fair value determined for accounting purposes. See “Executive Compensation — Discussion and Analysis — Compensation Philosophy and Elements of Compensation” and “Executive Compensation — Discussion and Analysis — Stock Option Plan”.

(2)

Represents amounts earned pursuant to the STIP. For the purposes of this table, awards are deemed to be earned in the fiscal year in which the applicable performance targets are satisfied, even if the payments are not made in such fiscal year. See “Executive Compensation — Discussion and Analysis — Compensation Philosophy and Elements of Compensation — Short-Term Incentive Plan for the Fiscal Year Ending on January 31, 2019”.

(3)

Dollar values disclosed in this column correspond to the dollar values in the “Compensatory Change” column of the Defined Benefit Plan table and to the “Compensatory” column of the Defined Contribution Plan table. See “Executive Compensation — Discussion and Analysis — Pension Plan Benefits”.

(4)

Perquisites and other personal benefits which, in the aggregate, are worth less than $50,000 or 10% of the total salary of a NEO are not included under “All Other Compensation”. For all the NEOs, the amounts presented under “All Other Compensation” include post-retirement benefits (life and health insurance). For Mr. Scullion, for Fiscal 2017 and 2016, the amounts include payments made to him in connection with his foreign assignment, including but not limited to a foreign assignment premium and related allowances for housing and transportation, a cost of leaving adjustment, together with gross-up for related taxes.

(5)	Mr. Donnez joined the Company on July 1, 2015.

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Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards Table

The following table summarizes, for each of the NEOs, the number of stock options to purchase Subordinate Voting Shares which were held as at January 31, 2018, being the end of Fiscal 2018. As at the same date, the Company had no share-based awards outstanding.

		Option-Based Awards				Share-Based Awards
Name and Principal Position	Date of Grant	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexerci- sed In- the- Money Options(1) ($)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested ($)	Market or Payout Value of Vested Share- Based Awards Not Paid Out or Distributed ($)

José Boisjoli	June 26, 2017	359,400	39.4493	June 26, 2027	4,101,006	—	—	—
President and CEO	July 11, 2016	210,100	20.3273	July 11, 2026	6,414,920	—	—	—
	June 9, 2015	160,600	27.9623	June 9, 2025	3,677,371	—	—	—
	July 2, 2014	229,600	26.3000	July 2, 2024	5,638,976	—	—	—
	May 29, 2013	271,500	21.5000	May 29, 2023	7,971,240	—	—	—

Sébastien Martel	June 26, 2017	41,700	39.4493	June 26, 2027	475,826	—	—	—
CFO	July 11, 2016	23,900	20.3273	July 11, 2026	729,732	—	—	—
	June 9, 2015	49,900	27.9623	June 9, 2025	1,142,595	—	—	—
	July 2, 2014	43,900	26.3000	July 2, 2024	1,078,184	—	—	—
	May 29, 2013	18,000	21.5000	May 29, 2023	528,480	—	—	—

Sandy Scullion	June 26, 2017	19,700	39.4493	June 26, 2027	224,791	—	—	—
Senior Vice-President	Sept. 7, 2016	3,900	25.7919	Sept. 7, 2026	97,766	—	—	—
and General Manager,	July 11, 2016	16,800	20.3273	July 11, 2026	512,949	—	—	—
Global Retail and	June 9, 2015	7,600	27.9623	June 9, 2025	174,023	—	—	—
Services	July 2, 2014	4,700	26.3000	July 2, 2024	115,432	—	—	—
	May 29, 2013	11,000	21.5000	May 29, 2023	322,960	—	—	—

Denys Lapointe	June 26, 2017	19,000	39.4493	June 26, 2027	216,803	—	—	—
Senior Vice-President,	July 11, 2016	13,900	20.3273	July 11, 2026	424,405	—	—	—
Design, Innovation and	June 9, 2015	14,600	27.9623	June 9, 2025	334,306	—	—	—
Corporate Image	July 2, 2014	16,100	26.3000	July 2, 2024	395,416	—	—	—
	May 29, 2013	22,000	21.5000	May 29, 2023	645,920	—	—	—

Karim Donnez	June 26, 2017	32,600	39.4493	June 26, 2027	371,989	—	—	—
Senior Vice-President,	July 11, 2016	11,500	20.3273	July 11, 2026	351,126	—	—	—
Strategy, Business	Sept. 9, 2015	6,200	26.6756	Sept. 9, 2025	149,943	—	—	—
Development and
Transformation

(1)	Based on the closing price of the Subordinate Voting Shares on the TSX ($50.86) on January 31, 2018, being the last trading day before the end of Fiscal 2018.

48 2018 Proxy Circular

Incentive Plan Awards – Value Vested or Earned During the Year

The following table provides, for each of the NEOs, a summary of the value of the option-based and share-based awards vested or non-equity incentive plan compensation earned during Fiscal 2018

Name	Option-Based Awards – Value Vested During the Year(1) ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year(2) ($)

José Boisjoli President and CEO	2,802,762	—	1,888,403

Sébastien Martel CFO	424,530	—	517,531

Sandy Scullion Senior Vice-President and General Manager, Global Retail and Services	156,641	—	414,538

Denys Lapointe Senior Vice-President, Design, Innovation and Corporate Image	142,910	—	315,247

Karim Donnez Senior Vice-President, Strategy, Business Development and Transformation	75,020	—	269,467

(1)	Calculated as the difference between the market price of the Subordinate Voting Shares on the date of vesting and the exercise price payable in order to exercise the vested stock options.

(2)	Amounts are equal to those shown in the “Non-Equity Incentive Plan Compensation – Annual Incentive Plans” column in the Summary Compensation Table.

Stock Options Exercises in Fiscal 2018

The following table sets forth information concerning the cash value realized by the NEO who exercised options during Fiscal 2018:

Name	Shares Acquired on Exercise	Grant Date	Exercise Price	Exercise Date	Share Price on Exercise	Value Realized on Exercise(1)

Sandy Scullion	5,577	Feb 1, 2009	$0.1500	June 9, 2017	$39.47	219,288
Senior Vice-President and General Manager, Global Retail and Services	7,170	Nov 1, 2010	$0.1500	June 9, 2017	$39.47	281,924

(1)

Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the price of the Subordinate Voting Shares on the TSX at the time of the exercise and the exercise price of the stock options.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary, as of January 31, 2018, of the security-based compensation plans or individual compensation arrangements pursuant to which equity securities of the Company may be issued:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Appearing in First Column)
Equity Compensation Plans Approved by Securityholders:

Stock Option Plan	3,334,525	$29.05	2,002,053

Legacy LTIP	65,209	$1.43	-

Equity Compensation Plans not Approved by Securityholders	-	-	-

Total	3,399,734	$28.52	2,002,053

See “Executive Compensation — Discussion and Analysis — Compensation Philosophy and Elements of Compensation — Long-Term Incentive Plans” and the sections “Executive Compensation — Discussion and Analysis —Stock Option Plan” and “Executive Compensation — Discussion and Analysis —Legacy LTIP” for descriptions of the Stock Option Plan and the Legacy LTIP. See “Compensation of Directors” for a description of the DSU Plan.

The following table provides the number of stock options granted each year (burn rates) under the Stock Option Plan for Fiscal 2018, Fiscal 2017 and Fiscal 2016 expressed as a percentage of the weighted average number of outstanding Shares for the applicable fiscal year.

Fiscal Year	Number of Stock Options Granted	Weighted Average Number of Shares	Stock Options Burn Rate(1)
2018	1,106,900	106,961,014	1.03%

2017	828,400	112,946,239	0.73%

2016	643,300	117,013,234	0.55%

(1)

The burn rate is calculated by dividing the number of stock options granted during the applicable fiscal year by the weighted average number of Shares outstanding for the applicable fiscal year. Since the DSU Plan established for the Directors of the Company is non-dilutive, the burn rate for outstanding DSUs was nil for each of the last three completed fiscal years indicated in the table above.

Stock Option Plan

Under the Company’s Stock Option Plan, options may be granted to officers, employees and, in limited circumstances, consultants of the Company. Stock options are generally granted under the Stock Option Plan on an annual basis according to the Company’s compensation policy and pre-established target awards adjusted according to individual performance. The first grants of options under the Stock Option Plan were made as of May 29, 2013 in connection with the closing of the Company’s IPO.

A maximum of 5,814,828 Subordinate Voting Shares may be issued to participants, at any time, under the Stock Option Plan, which represented approximately 5% of the Company’s issued and outstanding Shares as of the closing of the Company’s IPO on May 29, 2013. If the Stock Option Plan Reserve Amendment is approved at the Meeting, the maximum number of Subordinate Voting Shares

50 2018 Proxy Circular

that may be issued pursuant to the Stock Option Plan will be increased by 5,000,000 Subordinate Voting Shares from 5,814,828 to 10,814,828 Subordinate Voting Shares (or 10.81% of the total issued and outstanding Shares on April 20, 2018).

During Fiscal 2018, a total of 1,106,900 stock options were granted under the Stock Option Plan to a total of 166 eligible participants. As of January 31, 2018, there were 3,334,525 issued and outstanding stock options under the Stock Option Plan, representing 3.29% of the issued and outstanding Shares. As of the same date, 2,002,053 Subordinate Voting Shares remained available for future issuance under the Stock Option Plan, representing 1.98% of the issued and outstanding Shares.

On March 20, 2018, an additional 50,000 stock options were granted under the Stock Option Plan to one eligible participant.

As of April 20, 2018, there were 3,346,875 issued and outstanding stock options under the Stock Option Plan, representing 3.35% of the issued and outstanding Shares. As of the same date, 1,900,625 stock options remained available for future issuance under the Stock Option Plan, representing 1.90% of the issued and outstanding Shares.

The stock options granted under the Stock Option Plan in Fiscal 2018 had the following features: (i) time-based vesting, whereby 25% of the options vest on each of the first, second, third and fourth anniversary of the grant; and (ii) a ten-year term at the end of which the options expire. With respect to the expiry date of any stock option, the Stock Option Plan provides that if the expiry date falls on, or within the nine (9) business days immediately following a date upon which a participant is prohibited from exercising his or her stock options due to a black-out period or other trading restriction imposed by the Company, the expiry date of such option will be automatically extended to the 10th business day following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed.

Stock options are intended to align the interests of executive officers with those of shareholders towards an increase in the price of the Subordinate Voting Shares of the Company, while the ten-year expiry term and the four-year ratable vesting periods promote retention.

To the extent options granted under the Stock Option Plan terminate for any reason prior to their exercise in full or are cancelled, the Subordinate Voting Shares subject to such options shall be added back to the Stock Option Plan Reserve and such Subordinate Voting Shares will again become available for grant under the Stock Option Plan, the whole without increasing the Stock Option Plan Reserve.

Under the current version of the Stock Option Plan, the following additional limitations apply to grants under the Stock Option Plan: (i) the maximum number of Subordinate Voting Shares issuable to insiders and their associates and affiliates at any time under the Stock Option Plan, the Legacy LTIP and any other share compensation arrangements of the Company may not exceed 5% of the issued and outstanding Shares; (ii) the maximum number of Subordinate Voting Shares issued to insiders and their associates and affiliates within any one year period under the Stock Option Plan, the Legacy LTIP and any other share compensation arrangements of the Company may not exceed 5% of the issued and outstanding Shares; and (iii) the total number of Subordinate Voting Shares issuable to any one participant at any time under the Stock Option Plan, the Legacy LTIP and any other share compensation arrangement of the Company may not exceed 5% of the issued and outstanding Shares. If the Insider Participation Limit Amendment is approved at the Meeting, the limitations set forth under sub-paragraphs (i) and (ii) above will be increased to 10% of the issued and outstanding Shares (see “Business of the Meeting – Amendments to the Stock Option Plan”).

All stock options granted under the Stock Option Plan have an exercise price determined and approved by the HRNGC at the time of grant, which may not be less than the market value of the Subordinate Voting Shares at such time. For purposes of the Stock Option Plan, the “market value” of the Subordinate Voting Shares shall be equal to: (i) the volume weighted average trading price of a

51 2018 Proxy Circular

Subordinate Voting Share on the TSX for the five (5) preceding days on which the Subordinate Voting Shares were traded if measured outside of a black-out period (a period self-imposed by the Company during which designated employees cannot trade the securities of the Company), and (ii) if measured during a black-out period, the volume weighted average trading price of a Subordinate Voting Share on the TSX for the five (5) trading days following the last day of such black-out period on which the Subordinate Voting Shares are traded.

The Stock Option Plan also provides that appropriate substitutions or adjustments, if any, shall be made by the Board of Directors, subject to any required approval of the TSX, in connection with a reclassification, reorganization or other change of shares, consolidation, distribution, merger or amalgamation, in order to maintain the optionees’ economic rights in respect of their options in connection with such change, including adjustments to the exercise price and/or the number of Subordinate Voting Shares to which an optionee is entitled upon exercise of stock options, adjustments permitting the immediate exercise of any outstanding stock options that are not otherwise exercisable or adjustments to the number or kind of shares reserved for issuance pursuant to the Stock Option Plan.

The Board of Directors may in its discretion accelerate the vesting of any outstanding stock options notwithstanding the previously established vesting schedule, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

In the event of a “Change of Control”, the Board of Directors may make such provision for the protection of the rights of the participants as it, in its sole discretion, considers appropriate in the circumstances, including, without limitation, changing the vesting schedule for any stock option or the date on which any stock option expires or providing for substitute awards. In addition, upon a Change of Control, all unvested stock options then outstanding may be substituted by or replaced with stock options of the continuing entity on the same terms and conditions as the original stock options unless substitution or replacement of the stock options is deemed impossible or impractical by the Board of Directors, in its sole discretion, in which case the vesting of all such stock options (and, if applicable, the time during which such options may be exercised) shall, at the discretion of the Board of Directors, be accelerated in full, and the stock options shall terminate if not exercised (if applicable) at or prior to such event. For the purposes of the Stock Option Plan, “Change of Control” is defined as the acquisition by any person or group of persons acting jointly or in concert (other than holders of Multiple Voting Shares and their affiliates) of securities of the Company carrying the right to elect a majority of the Board of Directors of the Company.

The following table describes the impact of certain events upon the rights of holders under the Stock Option Plan, including resignation, termination for cause, termination other than for cause, termination other than for cause within 12 months following a Change of Control or retirement, death or disability:

Event	Provisions

Termination for cause or resignation	Forfeiture of all vested and unvested options on date of termination for cause or resignation

Termination without cause	60 days after termination to exercise vested options / Forfeiture of all unvested options on termination date

Termination without cause within one year of a Change of Control(1)	Immediate vesting of all unvested options / 180 days after termination to exercise options

Retirement	Forfeiture of all unvested options on date of retirement / 12 months after date of retirement to exercise vested options

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Event	Provisions
Disability, Death	Forfeiture of all unvested options on date of disability or death / 12 months after date of disability or death to exercise vested options

(1)

For the purposes of the Stock Option Plan, “Change of Control” is defined as the acquisition by any person or group of persons acting jointly or in concert (other than holders of Multiple Voting Shares and their affiliates) of securities of the Company carrying the right to elect a majority of the Board of Directors of the Company.

The Board of Directors may amend the Stock Option Plan or any stock option at any time without the consent of the optionees provided that such amendment will (i) not adversely alter or impair any stock option previously granted except as permitted by the terms of the Stock Option Plan, (ii) be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the TSX, and (iii) be subject to shareholder approval, where required, by law, the requirements of the TSX or the Stock Option Plan, provided however that shareholder approval is not required for the following amendments and the Board of Directors may make any changes which may include but are not limited to (assuming that the Stock Option Plan Amendments are approved):

●	amendments of a “housekeeping” nature;

●	a change to the provisions of any stock option governing vesting, and effect of termination of a participant’s employment;

●

the introduction or amendment of a cashless exercise feature payable in cash or securities, whether or not such amendment provides for a full deduction of the number of underlying securities from the Stock Option Plan Reserve;

●	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;

●	a change to advance the date on which any stock option may be exercised under the Stock Option Plan; and

●

a change to the eligible participants of the Stock Option Plan, provided that no such change results in members of the Board of Directors who are not otherwise employees of the Company becoming eligible participants.

For greater certainty, the Board of Directors is required to obtain shareholder approval to make the following amendments (assuming that the Stock Option Plan Amendments are approved):

●

any increase to the maximum number of Subordinate Voting Shares issuable from treasury pursuant to stock options granted under the Stock Option Plan, other than an adjustment in connection with a stock dividend, split, reclassification, reorganization, consolidation, distribution (other than an ordinary course dividend), merger or amalgamation;

●

any reduction in the exercise price of a stock option after the stock option has been granted or any cancellation of such stock option and the substitution of that stock option by a new stock option with a reduced exercise price, except in the case of an adjustment in connection with a stock dividend, split, reclassification, reorganization, consolidation, distribution (other than an ordinary course dividend), merger or amalgamation;

●	any extension of the expiry date of a stock option, except in case of an extension due to a black-out period;

●	any amendment to the provisions of the Stock Option Plan governing the assignment or transfer of stock options;

●

any amendment to remove or to exceed the percentage limits with respect to (i) the maximum number of Subordinate Voting Shares issuable to insiders and their associates and affiliates at any time; (ii) the maximum number of Subordinate Voting Shares issued to insiders and their associates and affiliates within any one year period; or (iii) the total number of Subordinate Voting

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Shares issuable to any one participant at any time, except in the case of an adjustment in connection with a stock dividend, split, reclassification, reorganization, consolidation, distribution (other than an ordinary course dividend), merger or amalgamation; and

●	any amendment to the amendment provisions of the Stock Option Plan.

Stock options granted under the Stock Option Plan are not transferable, except that an optionee may, with the prior approval of the Company, transfer stock options to (i) such optionee’s family or retirement savings trust for bona fide tax planning purposes, and (ii) registered retirement savings plans or registered retirement income funds of which the optionee is the annuitant.

No financial assistance is currently provided by the Company to participants under the Stock Option Plan.

Legacy LTIP

The Legacy LTIP was established in 2003 in connection with the acquisition by the Company of the recreational products division of Bombardier Inc. Pursuant to the Legacy LTIP, stock options to purchase shares of the Company were previously granted to certain employees and officers of the Company.

The stock options issued under the Legacy LTIP were granted at exercise prices equal to the fair market value of the underlying shares at the time of initial grant. The exercise price was subsequently adjusted in accordance with the terms of the Legacy LTIP to reflect dividends paid or capital distributions made by the Company prior to its IPO. The exercise price, the class and the number of shares underlying each option were also adjusted in the context of the Company’s IPO to reflect the exchange of shares and the share consolidation implemented immediately prior to the closing of the IPO in order to create a class of multiple voting shares and a class of subordinate voting shares.

Since the Company’s IPO, no stock options were granted under the Legacy LTIP nor will stock options be granted in the future thereunder. A total of 65,209 stock options were outstanding under the Legacy LTIP as of January 31, 2018, and the Subordinate Voting Shares issuable upon exercise of such stock options represented as of such date in the aggregate 0.06% of the issued and outstanding Shares. As of January 31, 2018, there were 3,399,734 stock options outstanding under the Stock Option Plan and the Legacy LTIP and the Subordinate Voting Shares issuable upon exercise of such stock options represented as of such date in the aggregate 3.35% of the issued and outstanding Shares.

The Legacy LTIP provides that appropriate adjustments may be made by the Board of Directors in connection with a reclassification, reorganization or other change of shares, a consolidation, a distribution, a merger or an amalgamation in order to maintain the optionees’ economic rights in respect of their stock options, including adjustments to the exercise price and/or the number of Subordinate Voting Shares to which an optionee is entitled upon exercise of stock options or permitting the immediate exercise of any outstanding stock options that are not otherwise exercisable.

The Legacy LTIP includes terms and conditions required by the TSX for a stock option plan such as provisions and restrictions relating to amendment of the plan or stock options similar to those applicable to the Stock Option Plan summarized above under “Stock Option Plan”, and the restrictions on insider or individual participation summarized above under “Stock Option Plan”.

Pension Plan Benefits

Defined Benefit Plans

The Canadian executives of the Company, including the NEOs, participate in two defined benefit pension plans: a basic plan and a supplemental plan. Executives are not required to make mandatory contributions under the defined benefit pension plans. However, these NEOs may make optional ancillary

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contributions in order to provide for additional ancillary benefits at retirement or termination, subject to applicable legislation.

Benefits payable from the basic plan correspond to 2% of average base salary in the three continuous years of service during which the executives are paid their highest salary (up to the maximum earnings for each year, which was set at $145,722 for 2017) multiplied by the number of years of credited service.

The supplemental plan provides for additional benefits, depending on the management level of each executive, of:

●	2% of average base salary up to $145,722 plus 1.75% of average base salary in excess of that amount; or

●	2.25% of average base salary; or

●	2.50% of average base salary;

multiplied by the number of years of credited service (up to 40) less the pension payable under the basic plan.

Bonuses and any other compensation are not considered in the computation of pension benefits. Benefits are reduced by 0.33% for each month between the date of early retirement and the date of a participant’s 60th birthday or, if earlier, the date at which the participant’s age plus his/her years of service total 85. No benefits are payable from the supplemental plan if a participant has not completed five years of service. Upon the death of a participant, the spouse of the participant will be entitled to a benefit equal to 60% of the benefit to which such participant was entitled. If the participant has no spouse at the time of retirement, the benefits will be paid, after death, to the designated beneficiary until such time as 120 monthly installments, in the aggregate, have been paid to the participant and/or to the designated beneficiary.

All pension benefits payable from these plans are in addition to government social security benefits.

For Fiscal 2018, under the supplemental plan, Messrs. Martel, Scullion, Donnez and Lapointe were entitled to an accrual rate of pension of 2.25% and Mr. Boisjoli was entitled to an accrual rate of pension of 2.50%.

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Name	Number of Years of Credited Service(1) (#)	Annual Benefit Payable		Opening Present Value of Defined Benefit Obligation(2) ($)	Change in Benefit Obligation During the Year		Closing Present Value of Defined Benefit Obligation(5) ($)
		At Year End ($)	At Age 65 ($)		Compensa- tory Change(3) ($)	Non- Compensa - tory Change(4) ($)
José Boisjoli President and CEO	28.92	728,000	857,100	12,124,000	743,000	396,000	13,263,000

Sébastien Martel CFO	13.83	129,400	340,900	1,852,000	175,000	295,000	2,322,000

Sandy Scullion Senior Vice-President and General Manager, Global Retail and Services	23.58	141,100	299,700	2,574,000	383,000	344,000	3,301,000

Denys Lapointe Senior Vice-President, Design, Innovation and Corporate Image	32.67	249,900	322,900	4,278,000	395,000	174,000	4,847,000

Karim Donnez (6) Senior Vice-President, Strategy, Business Development and Transformation	2.58	16,300	183,400	139,000	88,000	44,000	271,000

(1)	As at January 31, 2018.

(2)	For calculations purposes, the same assumptions as those used for the preparation of the consolidated financial statements of the Company for Fiscal 2017 were used.

(3)

The compensatory change includes the annual service cost as well as the change in accrued benefit obligation attributable to the impact of the differences between actual earnings for the year, and those assumed in the previous year’s calculations.

(4)

The non-compensatory change amount represents the change in the accrued benefit obligation during the year attributable to items that are not related to earnings, such as assumption changes and interest on the accrued obligation. Key assumptions include a discount rate of 4.05% per year to calculate the accrued benefit obligation at start of year and 4.30% per year to calculate the annual service cost, and a discount rate of 3.70% to calculate the accrued benefit obligation at year end. The CPM2014 Private Sector Mortality tables (Scale B) are used to calculate the accrued benefit obligation at start of year, the annual service cost and the benefit obligation at year end.

(5)	For calculations purposes, the same assumptions as those used for the preparation of the consolidated financial statements of the Company for Fiscal 2018 were used.

(6)

While Mr. Donnez has not completed five years of service and is therefore not currently eligible for any payments under the Supplementary Plan, the figures shown in the above table assume that the benefits are payable under the Supplementary Plan.

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Defined Contribution Plans

Name	Accumulated Value at Start of Year ($)	Compensatory ($)	Accumulated Value at Year End(1) ($)

Sébastien Martel(2) CFO	62,000	0	67,100

Sandy Scullion(3) Senior Vice-President and General Manager, Global Retail and Services	173,000	0	182,500

Denys Lapointe(4) Senior Vice-President, Design, Innovation and Corporate Image	8,900	0	9,500

(1)	As at January 31, 2018.

(2)	Value accumulated during Mr. Martel’s participation in the Employee Pension Plan, from January 1, 2005 to June 1, 2007.

(3)	Value accumulated during Mr. Scullion’s participation in the Employee Pension Plan, from January 1, 1995 to June 1, 2005

(4)	Value accumulated during Mr. Lapointe’s participation in the Employee Pension Plan, from June 1, 1986 to February 1, 1995.

Termination and Change of Control Benefits

The Company has entered into executive employment agreements with each of the NEOs. These agreements provide for, among other things, the continuation of the executive’s employment for an indeterminate term in accordance with applicable law, as well as such NEO’s base salary, bonus entitlement, vacations, insurance coverage, pension benefits, perquisites and other matters related to the NEO’s employment.

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The following table describes the entitlement of NEOs in the event of a termination without cause within 12 months following a Change of Control (as defined in the first footnote below the table).

	CEO	CFO, Vice-Presidents and General Managers, Senior Vice- Presidents

Triggering events (double trigger)	Termination of employment without cause within 12 months following a Change of Control(1)	Termination of employment without cause within 12 months following a Change of Control(1)

Severance calculation	24 months of base salary + target bonus	18 months of base salary + target bonus

Method of severance payment	Lump sum	Lump sum

Continuation of benefits (health care, but excluding disability)(2)(3)	24 months	18 months

Vesting of stock option awards	Immediate vesting of all unvested stock options 180 days after termination to exercise stock options	Immediate vesting of all unvested stock options 180 days after termination to exercise stock options

(1)

“Change of Control” under the relevant employment agreements has the same meaning as ascribed thereto under the Stock Option Plan, meaning the acquisition by any person or group of persons acting jointly or in concert (other than holders of Multiple Voting Shares and their affiliates) of securities of the Company carrying the right to elect a majority of the board of directors of the Company.

(2)	Car benefits, Company products allowance, financial services and annual medical services cease after 12 months following the termination.

(3)	Health care coverage ceases earlier if new employment found before end of severance period.

The following table describes the entitlement of NEOs in the event of a termination without cause:

	CEO	CFO, Vice-Presidents and General Managers, Senior Vice- Presidents

Triggering event	Termination without cause	Termination without cause

Severance calculation	24 months of base salary + target bonus	12 months of base salary + target bonus

Method of severance payment	Monthly installments	Monthly installments

Continuation of benefits (health care, but excluding disability)(1)(2)	24 months	12 months

Retirement plan – credit of years of service	24 months	12 months

Vesting of stock option awards	Forfeiture of all unvested stock options 60 days after termination to exercise vested stock options	Forfeiture of all unvested stock options 60 days to exercise vested stock options after termination

(1)	Car benefits, Company products allowance, financial services and annual medical services cease after 12 months following the termination.

(2)	Health care coverage ceases earlier if new employment found before end of severance period.

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The following table sets forth estimates of the amounts payable to each of the NEOs who were employed by the Company as at the end of Fiscal 2018 upon a termination without cause or upon a termination without cause within 12 months following a Change of Control:

Name of the NEO	Termination Without Cause ($)	Termination Without Cause Within 12 months of a Change of Control ($)

José Boisjoli President and CEO	21,259,062	32,508,087

Sébastien Martel CFO	3,121,609	5,239,358

Sandy Scullion Senior Vice-President and General Manager, Global Retail and Services	1,410,850	2,373,920

Denys Lapointe Senior Vice-President, Design, Innovation and Corporate Image	1,978,855	2,926,215

Karim Donnez Senior Vice-President, Strategy, Business Development and Transformation	779,527	1,638,244

A NEO is not entitled to receive any payment under the STIP if the effective date of his or her termination for cause or resignation occurs prior to the end of the fiscal year in respect of which the payout under the STIP is calculated. In addition, on the effective date of a NEO’s termination for cause or resignation, all such NEO’s vested and unvested options are forfeited and all his or her other benefits are terminated.

The Company has also entered into non-competition, non-solicitation and non-disclosure agreements with each of the NEOs. These agreements contain contractual covenants in favour of the Company, which includes a perpetual confidentiality covenant and a non-competition covenant which applies for a period of two years after the NEO’s termination of employment. NEOs are also subject to non-solicitation covenants in respect of employees and customers which apply for a period of two years after the NEO’s termination of employment.

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DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

Independence and Tenure

The Board of Directors is comprised of 13 directors, six of whom are independent. Pursuant to NI 52-110, an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board of Directors, be reasonably expected to interfere with a director’s exercise of independent judgment. Messrs. Cary, Hanley, O’Neill and Philip and Mses. Métayer and Samardzich are independent under these standards. Mr. Boisjoli is not independent under these standards as he is the President and Chief Executive Officer of the Company. Messrs. Bekenstein and Robbins are not considered independent because of their relationship with BCI. Mr. Nomicos is not considered independent by virtue of having received consulting fees in excess of $75,000 in the 12-month period prior to the date of this Circular and because of his prior relationship with BCI. See “Compensation of Directors”. Messrs. Beaudoin and Laporte are not considered independent as they are part of the management of Beaudier and Mr. Bombardier is not considered independent as he is part of the management of 4338618. See “General Information - Voting Shares Outstanding and Principal Shareholders”. Although in the view of the Board of Directors such directors are not independent for the purposes of NI 52-110, 12 of the 13 directors are not members of the Company’s management.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board of Directors to function independently of management of the Company. For instance, at every regularly scheduled meeting of the Board of Directors, there is a private session where the members of the management, including the President and CEO, are not present. In addition, any independent director may, at any time, if considered necessary to facilitate open and candid discussion among the independent directors, call a meeting or request an in camera session without management and non-independent directors. No such meetings were held during Fiscal 2018.

The Human Resources, Nomination and Governance Committee is charged under its charter with selecting candidates for election as independent directors, including replacements for designees of CDPQ, Beaudier Group and/or Bain, as applicable, as and when they lose the right to designate a member of the Board under the Nomination Rights Agreement. See “Disclosure of Corporate Governance Practices — Board of Directors Committees — Human Resources, Nomination and Governance Committee” and “Business of the Meeting - Election of Directors”.

The Board of Directors has not adopted term limits, a retirement policy for its directors or other mechanism of board renewal. Instead, the HRNGC annually conducts an evaluation of the Board of Directors and of the committees of the Board of Directors to identify areas to improve and implement changes aiming at constantly improving the performance of the Board of Directors and of its committees.

Directorship of Other Reporting Issuers

Members of the Company’s Board of Directors are also members of the boards of other public companies. See “Business of the Meeting - Election of Directors - Description of Proposed Director Nominee”. The Board of Directors did not adopt a director interlock policy but is keeping informed of other public directorships held by its members. As at April 20, 2018, the Company’s directors that served together on any other company’s board of directors were Messrs. Beaudoin and Bombardier who both serve on the board of directors of Bombardier Inc., and Messrs. Bekenstein and Nomicos who both serve on the board of directors of Dollarama Inc.

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Mandate of the Board of Directors

The Board of Directors is responsible for supervising the management of the Company’s business and affairs. The Board of Directors’ key responsibilities relate to the stewardship of management, generally through the CEO to pursue the best interests of the Company, and include the following: adopting a strategic planning process, overseeing technologies, capital investments and projects, identifying risks and ensuring that procedures are in place for the management of those risks, reviewing internal controls and reporting, reviewing and approving annual operating plans and budgets, overseeing corporate social responsibility and ethics, reviewing the integrity of the CEO and the other executive officers and ensuring that the CEO and other executive officers create a culture of integrity, succession planning, including the appointment, training and supervision of management, overseeing leadership development and executive compensation, overseeing nomination process for new directors (subject to the charter of the HRNGC and the Nomination Rights Agreement), overseeing the Company’s corporate governance policies and practices, reviewing and authorizing delegations and general approval guidelines for management, monitoring financial reporting, monitoring internal controls and management information systems, seeking to ensure that the Company has a corporate disclosure and communications policy in place in accordance with the guidance set out in National Policy 51-201 – Disclosure Standards, adopting measures for receiving feedback from stakeholders and adopting key corporate policies designed to ensure that the Company, its directors, officers and employees comply with all applicable laws, rules and regulations and conduct their business ethically, with honesty and integrity and taking into account the Company’s corporate social responsibility.

Under its mandate, the Board of Directors is entitled, among other things, to delegate certain matters it is responsible for to Board committees and to engage outside advisers, at the Company’s expense, where, in its view, additional expertise or advice is required. The text of the Board of Director’s mandate is attached to this Circular as Schedule A.

Position Descriptions

The Chairman of the Board of Directors and Committee Chairs

Mr. Laurent Beaudoin is the Chair of the Board of Directors. The Board of Directors has adopted a written position description for the Chair of the Board of Directors which sets out the chair’s key responsibilities, including duties relating to setting Board of Directors meeting agendas, chairing Board of Directors and shareholder meetings, director development, Board of Directors, committee and director assessment, the chair’s leadership in ensuring that the Board of Directors works as a cohesive team, monitoring the work of the committees to ensure that delegated projects or responsibilities are carried out and reported to the Board of Directors and communicating with shareholders and regulators.

The Board of Directors has also adopted a written position description for each of the committee chairs which sets out each of the committee chair’s key responsibilities, including duties relating to setting committee meeting agendas, chairing committee meetings, working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee and reporting to the Board of Directors.

The CEO

The primary functions of the CEO are to lead the day-to-day management of the Company’s business and affairs and to lead the implementation of the resolutions and the policies of the Board of Directors.

The Board of Directors has developed a written position description and mandate for the CEO which sets out the CEO’s key responsibilities, including duties relating to providing leadership in managing the Company, ensuring that matters requiring decisions by the Board of Directors are brought to its attention in a timely fashion, fostering a corporate culture that promotes ethical practices, individual

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integrity and that maintains a positive work climate that is conducive to attracting, retaining and motivating top-quality employees, providing leadership to management in support of the Company’s commitment to corporate social responsibility, ensuring the implementation of the strategic and operating plans approved by the Board of Directors and developing an annual business plan and budget that supports such strategic plan, identifying and managing risks related to the business of the Company, ensuring the accuracy, completeness and integrity of the Company’s corporate disclosure, develop and implement an effective communications policy, serving as a spokesperson for the Company and ensuring proper communication between the Company’s management and the Board of Directors.

Board of Directors Committees

The Board of Directors ensures that the composition of its committees meets applicable statutory independence requirements as well as any other applicable legal and regulatory requirements.

Audit Committee

The Audit Committee must be composed of a minimum of three directors, each of whom is independent and meets the criteria for financial literacy established by applicable laws, including NI 52-110. The Audit Committee is composed of Messrs. Cary, Hanley and O’Neill, and Ms. Métayer, all of whom are independent and meet the criteria for financial literacy established by applicable laws, including NI 52-110. Mr. Hanley is the chair of the Audit Committee.

The Board has adopted a written charter describing the mandate of the Audit Committee. The charter of the Audit Committee reflects the purpose of the Audit Committee, which is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to ensuring that adequate procedures are in place for the review of the Company’s public disclosure documents that contain financial information, ensuring that an effective internal audit process has been implemented, ensuring that an effective risk management and financial controls framework has been implemented and tested by the Company’s management, providing better communication between directors, management, internal auditors and external auditors, overseeing the work and reviewing the independence of the external auditors and reporting to the Board of Directors on any outstanding issue.

Additional information relating to the Audit Committee can be found in the section entitled “Audit Committee Information” of the Company’s annual information form available on SEDAR at www.sedar.com.

Human Resources, Nomination and Governance Committee

The Human Resources, Nomination and Governance Committee must be composed of five directors, a majority of whom are independent. The HRNGC is currently composed of Messrs. Bekenstein, Hanley, Laporte, O’Neill and Philip. All members of the HRNGC have a working familiarity with corporate governance, human resources and compensation matters. Mr. Bekenstein is the chair of the HRNGC.

The Board of Directors has adopted a written charter describing the mandate of the HRNGC. The charter of the HRNGC reflects the purpose of the HRNGC, which is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the establishment of key human resources and compensation policies (including all incentive and equity based compensation plans), the performance evaluation of the CEO and the CFO, the determination of the compensation for the CEO, the CFO and other senior executives of the Company, succession planning (including the appointment, training and evaluation of senior management), the compensation of directors, identifying individuals qualified to be nominated as members of the Board of Directors (subject to the terms of the Nomination Rights Agreement), developing corporate governance guidelines and principles for the Company, assessing the structure, composition, performance and effectiveness of Board of Directors committees, evaluating the

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performance and effectiveness of the Board of Directors and reporting to the Board of Directors on any outstanding issue.

In order to encourage an objective process for determining compensation, the HRNGC retains, as needed, the services of a global professional services firm and conducts extensive benchmarking. See “Executive Compensation — Discussion and Analysis – Compensation Consulting Services”. The HRNGC also intends to annually conduct an assessment of the performance and effectiveness of the Board of Directors and of the committees of the Board of Directors to evaluate their contribution.

The charter of the HRNGC also provides that the committee is charged with selecting candidates for election as directors, including replacements for designees of CDPQ, Beaudier Group and/or Bain, as applicable, as and when they lose their rights to designate directors under the Nomination Rights Agreement. In identifying new candidates for the Company’s Board of Directors, the HRNGC will consider what competencies and skills the Board of Directors, as a whole, should possess, assess what competencies and skills each existing director possesses, considering the Board of Directors as a group, with each individual making his or her own contribution, the personality and other qualities of each director and the overall diversity of the Board of Directors as these may ultimately determine the boardroom dynamic. Individuals selected as nominees shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment and shall, in the opinion of the HRNGC, be most effective, in conjunction with the other directors, in collectively serving the long-term interests of the shareholders.

The following matrix provides a summary of the competencies, skills, experience and expertise that each serving director possesses as well as other information that may be relevant for purposes of identifying new directors.

(1) Nominees marked with “C” are Chair persons.

In fulfilling its duties regarding the selection of new candidates to the Board of Directors, the HRNGC retains from time to time the services of an outside advisory firm in order to provide additional expertise and encourage an objective nominating process.

Finally, the HRNGC is also responsible for monitoring the succession planning process for the executive officers and other key members of senior management, with a specific focus on the succession

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of the President and Chief Executive Officer. During Fiscal 2018, the HRNGC has reviewed the organization’s structure in light of recent changes and potential future changes as well as the succession plan status for all executive officers. The objective of the succession planning process is to identify individuals who are able to move into key leadership roles not only in the normal course of the Company’s growth but also in the event of an unplanned vacancy, and to assist these individuals in developing their skills and competencies and, if there are gaps in readiness, to identify roles for which an external talent search may be required. The directors, including the members of the HRNGC, also meet with members of the management team through their participation in meetings and presentations to the Board of Directors and its committees, as well as occasionally through site visits or informal meetings throughout the year, which allows directors to identify and get better acquainted with members of the management team who are potential future leaders of the Company and to obtain a broader perspective on issues relevant to the Company.

The charter of the HRNGC may not be amended without the written consent of each Principal Shareholder party to the Nomination Rights Agreement at the relevant time. In addition, for so long as each of Bain and the Beaudier Group continue to have the right to designate at least one member of the Board of Directors, each will have the right to appoint one member of the Board of Directors to the Human Resources, Nomination and Governance Committee. See “Disclosure of Corporate Governance Practices — Nomination Rights Agreement”.

Investment and Risk Committee

The investment and risk committee of the Company (the “Investment and Risk Committee”) is composed of a minimum of three directors. The Investment and Risk Committee is currently composed of Messrs. Laporte, Boisjoli, Nomicos and Philip and Ms. Samardzich. All members of the Investment and Risk Committee have a working familiarity with corporate finance and investment matters. Mr. Louis Laporte is the Chair of the Investment and Risk Committee.

The Board of Directors has adopted a written charter describing the mandate of the Investment and Risk Committee. The charter of the Investment and Risk Committee reflects the purpose of the Investment and Risk Committee, which is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s risk management practices, proposed issues of securities and the utilization of financial instruments, reviewing and then approving or rejecting proposed significant transactions (including proposed acquisitions and dispositions of assets or properties), reviewing and approving or rejecting proposed significant capital expenditures and reporting to the Board of Directors on any outstanding issue.

Orientation and Continuing Education

The Company follows an orientation program for new directors under which a new director will meet separately with the Chair of the Board of Directors, with individual directors and members of the senior executive team. A new director will be presented with the Board of Directors policies and procedures, the Company’s current strategic plan, financial plan and capital plan, the most recent annual and quarterly reports and materials relating to key business issues. A new director will also be visiting selected facilities.

The chair of each committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate. The Chair of the Board of Directors is responsible for instituting learning programs for directors. All members of the Board of Directors are members of the Institute of Corporate Directors – a recognized professional association – which provides access to information, events and training on directors’ role and obligations, and on governance. The membership fees are paid by the Company.

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Code of Ethics

The Company has a written code of ethics (the “Code of Ethics”) that applies to all directors, officers, management and employees of the Company, including those employed by subsidiaries. The objective of the Code of Ethics is to provide guidelines for maintaining the integrity, reputation, honesty, objectivity and impartiality of the Company, its subsidiaries and business units. The Code of Ethics addresses matters relating to conflicts of interest, political activity, communication with media, corrupt practices, acceptance of gifts, health, safety and environment, alcohol and drugs, protection of the Company’s assets, confidentiality, fair dealing with the Company’s securityholders, customers, suppliers, competitors and employees, compliance with laws and reporting any illegal or unethical behavior. As part of the Company’s Code of Ethics, any person subject to the Code of Ethics is required to avoid or fully disclose interests or relationships that are harmful or detrimental to the Company’s best interests or that may give rise to real, potential or the appearance of conflicts of interest.

Under the Code of Ethics, members of the Board of Directors are required to disclose any conflict of interest or potential conflict of interest to the entire Board of Directors as well as any committee on which they serve. A director who has a material interest in a matter before the Board of Directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by the Board of Directors, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the Canada Business Corporations Act regarding conflicts of interest.

The Human Resources, Nomination and Governance Committee is responsible for assisting the Board of Directors in reviewing and updating the Code of Ethics periodically, reviewing the system that the Company’s management will establish to enforce the Code of Ethics and reviewing management’s monitoring of the Company’s compliance with the Code of Ethics. In addition, the Audit Committee reviews on a quarterly basis the minutes of the Compliance and Ethics Committee, a committee comprised of members of the Company’s management whose mandate is, amongst others, to oversee compliance with the Code of Ethics and corporate policies. The Audit Committee also reviews on a quarterly basis all complaints related to the policy of the Company on Complaints of Illegal or Unethical Conduct. Finally, each director signs annually a document attesting that they read the Code of Ethics, and where they must disclose whether, to their knowledge, there has been any conduct of a director or executive officer that constitutes or constituted a departure from the Code of Ethics in the last year.

The Code of Ethics is available on SEDAR at www.sedar.com.

Diversity

As a truly global company, the Company and its Board of Directors are committed to create an environment built upon diversity, inclusion and fairness values and practices. The Company believes that attracting, developing and retaining employees, including senior executives that reflect diversity is an important element of its long-term sustainability as it mirrors its customers across the world.

The Board of Directors has recently adopted a diversity statement memorializing its commitment to those principles. The Company does not have a written policy relating to the identification and nomination of women on the Board of Directors or in executive positions though it considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board of Directors membership and appointment to executive positions. The Company does not have a target of women on the Board of Directors or in executive positions because it does not believe that any candidate for membership to the Board of Directors or for an executive officer position should be chosen nor excluded solely or largely because of gender. In selecting director nominee or executive candidates, the Company considers the skills, expertise and background that would complement the existing Board of Directors and management team. Directors and executive officers will be recruited based on their ability

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and contributions. The Company has two women on its Board of Directors, being 15.4% of the 13 directors, and three women executive officers, being 25% of the 12 executive officers. The Board of Directors estimates that diversity is a critical factor in its renewal process in order to bring richness in its decision-making process.

Nomination Rights Agreement

Bain, Beaudier Group and CDPQ have certain rights to designate members of the Board of Directors pursuant to the Nomination Rights Agreement, which provide that the Principal Shareholders party thereto at the relevant time will cast all votes to which they are entitled to fix the size of the Board of Directors at 13 members and to elect members of the Board of Directors in accordance with the provisions thereof.

Bain is now entitled to designate three members of the Board of Directors and will continue to be entitled to designate such number of directors for so long as it holds more than 10% of the number of Multiple Voting Shares it held on May 29, 2013 (the “Bain IPO Shares”). Bain will only be entitled to designate one member of the Board of Directors once it holds 10% or less of the Bain IPO Shares. In the event that Bain holds 10% or less of the Bain IPO Shares, it will lose the right to designate its final member of the Board of Directors once the Multiple Voting Shares held by Bain represent less than 2.5% of the aggregate number of outstanding Multiple Voting Shares and Subordinate Voting Shares (it being understood that the number of Multiple Voting Shares shall be added to the number of Subordinate Voting Shares for purposes of such calculation).

Beaudier Group is entitled to designate three members of the Board of Directors and will continue to be entitled to designate such number of directors for so long as it holds more than 10% of the number of Multiple Voting Shares it held on May 29, 2013 (the “Beaudier Group IPO Shares”). Beaudier Group will only be entitled to designate one member of the Board of Directors once it holds 10% or less of the Beaudier Group IPO Shares. In the event that Beaudier Group holds 10% or less of the Beaudier Group IPO Shares, it will lose the right to designate its final member of the Board of Directors once the Multiple Voting Shares held by Beaudier Group represent less than 2.5% of the aggregate number of outstanding Multiple Voting Shares and Subordinate Voting Shares (it being understood that the number of Multiple Voting Shares shall be added to the number of Subordinate Voting Shares for purposes of such calculation).

CDPQ is entitled to designate one member of the Board of Directors for so long as it holds a number of Multiple Voting Shares that is more than 10% of Beaudier Group IPO Shares. In the event that CDPQ holds a number of Multiple Voting Shares that is 10% or less of the Beaudier Group IPO Shares, it will lose the right to designate its member of the Board of Directors once the Multiple Voting Shares held by it represent less than 2.5% of the aggregate number of outstanding Multiple Voting Shares and Subordinate Voting Shares (it being understood that the number of Multiple Voting Shares shall be added to the number of Subordinate Voting Shares for purposes of such calculation).

In accordance with the terms of the Nomination Rights Agreement, the Human Resources, Nomination and Governance Committee is charged under its charter with selecting candidates for election as independent directors, including replacements for designees of Bain, Beaudier Group and/or CDPQ, as applicable, as and when they lose the right to designate a member of the Board under the Nomination Rights Agreement. See “Disclosure of Corporate Governance Practices — Board of Directors Committees — Human Resources, Nomination and Governance Committee”.

The Nomination Rights Agreement provides that all parties thereto at the relevant time will cast all votes to which they are entitled in favor of each individual nominated for election to the Board of Directors by the Human Resources, Nomination and Governance Committee as an independent director.

Pursuant to the terms of the Nomination Rights Agreement, the Board of Directors will have the Audit Committee, the Investment and Risk Committee and the Human Resources, Nomination and

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Governance Committee. For so long as Bain and Beaudier Group have the right to designate at least one member of the Board of Directors, each will have the right to appoint one member of the Board of Directors to the Human Resources, Nomination and Governance Committee.

Bain, Beaudier Group and CDPQ will cease to be a party to the Nomination Rights Agreement and to have rights and obligations thereunder immediately upon ceasing to have the right to designate any director pursuant to such agreement. The provisions of the Nomination Rights Agreement will terminate at such time as only one of Bain, Beaudier Group or CDPQ has the right to designate a member of the Board thereunder.

Majority Voting Policy

The Company does not employ the practice of “slate voting” and, as such, at meetings of shareholders where directors are to be elected, shareholders of the Company are entitled to vote in favour of, or to withhold from voting, separately for each director nominee. The Company ensures that the number of shares voted in favor or withheld from voting for each director nominee is recorded and promptly disclosed after the meeting.

The Board of Directors adopted a majority voting policy in order to promote enhanced director accountability. The policy stipulates that, in an “uncontested election” (as defined below) of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will promptly tender his or her resignation to the Chair of the Board of Directors for consideration. Absent exceptional circumstances, the Board of Directors will accept the resignation. A press release disclosing the Board of Directors’ determination (and the reasons for rejecting the resignation, if applicable) shall be issued within 90 days following the date of the meeting of shareholders. A copy of such press release shall be sent concurrently to the TSX. The resignation will become effective when accepted by the Board of Directors.

Subject to any restrictions imposed by law, in the case where the Board of Directors accepts any tendered resignation in accordance with the majority voting policy, the Board of Directors may fill the vacancy through the appointment of a new director, leave the vacancy unfilled until the next annual meeting of shareholders, reduce the size of the Board of Directors, leave any vacancy open until the next annual general meeting of the shareholders of the Company or call a special meeting of shareholders during which a new candidate will be presented to fill the vacant position.

The policy only applies in circumstances involving an uncontested election of directors. For purposes of the majority voting policy, an “uncontested election” means any meeting of shareholders called for, either alone or with other matters, the election of directors, with respect to which the number of nominees for election is equal to the number of positions on the Board of Directors to be filled through the election to be conducted at such meeting.

Advance Notice Requirements for Director Nominations

The Company has adopted an advance notice by-law (the “Advance Notice By-law”) for the purpose of providing shareholders, directors and management of the Company with a clear framework for nominating directors of the Company in connection with any annual or special meeting of shareholders.

The purpose of the Advance Notice By-law is to (i) ensure that all shareholders receive adequate notice of director nominations and sufficient time and information with respect to all nominees to make appropriate deliberations and register an informed vote; and (ii) facilitate an orderly and efficient process for annual or special meetings of shareholders of the Company. The Advance Notice By-law fixes the deadlines by which holders of record of Shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in a timely written notice to the Company for any director nominee to be eligible for election at such annual or special meeting of shareholders.

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Pursuant to the Advance Notice By-Law, shareholders seeking to nominate candidates for election as directors must provide timely written notice to the Company’s Secretary at its principal executive offices. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder may be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The Company’s by-laws also prescribe the proper written form for a shareholder’s notice. The Board of Directors may, in its sole discretion, waive any requirement under these provisions. These provisions shall be automatically repealed and cease to have effect upon the termination of the Nomination Rights Agreement.

For the purposes of the Advance Notice By-law, “public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on SEDAR at www.sedar.com. The Advance Notice By-law will be subject to review by the Board of Directors, and will be updated from time to time to reflect changes required by securities regulatory agencies or stock exchange, or to conform with industry standards.

Indemnification and Insurance

The Company has implemented a director and officer insurance program and has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements generally require that the Company indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to the Company as directors and executive officers, provided that the indemnitees acted honestly and in good faith and in a manner the indemnitees reasonably believed to be in or not opposed to the Company’s best interests and, with respect to criminal and administrative actions or proceedings that are enforced by monetary penalty, the indemnitees had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defence expenses to the indemnitees by the Company.

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ADDITIONAL INFORMATION

Indebtedness of Directors and Executive Officers

None of the directors or proposed director nominees, executive officers, employees, former directors, former executive officers or former employees of the Company or any of its subsidiaries, and none of their associates, is or has, at any time since the beginning of the Company’s most recently completed fiscal year, been indebted to the Company or any of its subsidiaries. Additionally, the Company or any of its subsidiaries has not provided any guarantee, support agreement, letter of credit or other similar agreement or understanding in respect of any indebtedness of any such person to any person or entity, except for routine indebtedness as defined under applicable securities legislation.

Interest of Certain Persons and Companies in Matters to be Acted Upon

No director, proposed director nominee or officer of the Company, or any person who has been a director or officer of the Company at any time since the beginning of the Company’s last fiscal year, nor any associate or affiliate of any such person, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than as set forth herein.

Interest of Informed Persons in Material Transactions

Other than as set out below or as described elsewhere in this Circular, management of the Company is not aware of any material interest, direct or indirect, of any informed person of the Company, any proposed director nominee, or any associate or affiliate of any informed person or proposed director nominee, in any transaction since the commencement of the Company’s most recently completed fiscal year or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

Reimbursement to Bombardier Inc., a company related to Beaudier Group

Pursuant to the purchase agreement entered into in 2003 in connection with the acquisition of the recreational products business of Bombardier Inc., the Company is required to reimburse to Bombardier Inc. income taxes amounting to $22.0 million as of January 31, 2018. The reimbursement will begin when Bombardier Inc. starts making any income tax payments in Canada and/or the United States.

In addition, in connection with the above-mentioned transaction, the Company entered into a trademark license agreement whereby it has the right to continue to use certain trademarks of Bombardier Inc. which were not otherwise assigned to the Company in connection with such transaction, subject to certain conditions. The license allows the Company to use “Bombardier” in the corporate name of certain subsidiaries of the Company as long as, among other things, Beaudier Group maintains at least a 10% voting or equity interest in the Company.

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Available Information

The Company is required under applicable Canadian securities laws to file various documents, including financial statements. Financial information is provided in the comparative consolidated financial statements of the Company for Fiscal 2018, together with the notes thereto, the independent auditor’s report thereon and the related management’s discussion and analysis. Copies of these documents and additional information concerning the Company can be found on SEDAR (www.sedar.com). Copies of the Company’s financial statements and MD&A can also be obtained upon request made to the Senior Vice-President, General Counsel and Public Affairs of the Company, Mr. Martin Langelier, at the head office: 726 Saint-Joseph Street, Valcourt, Québec, J0E 2L0.

Shareholder Proposals for Next Annual Meeting of Shareholders

The Company received no shareholder proposal for inclusion in this Circular. The Company will include proposals from shareholders that comply with applicable laws in next year’s management proxy circular for its next annual shareholder meeting to be held in respect of the fiscal year ending on January 31, 2019. Shareholder proposals must be received prior to the close of business on January 20, 2019 and be sent to the Senior Vice-President, General Counsel and Public Affairs of the Company, Mr. Martin Langelier, at the head office: 726 Saint-Joseph Street, Valcourt, Québec, J0E 2L0.

Approval by Directors

The contents and the sending to the shareholders of this Circular have been approved by the Board of Directors of the Company.

Dated at Valcourt, this 20th day of April, 2018.

Martin Langelier

Senior Vice-President, General Counsel and Public Affairs

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SCHEDULE A

BRP INC.

MANDATE OF THE BOARD OF DIRECTORS

1.0         Introduction

The board of directors (the “Board”) of BRP Inc. (the “Company”) is responsible for the stewardship of the Company. Its members (the “Directors”) are elected by shareholders of the Company. The purpose of this mandate is to describe the principal duties and responsibilities of the Board, as well as some of the policies and procedures that apply to the Board in discharging its duties and responsibilities.

2.0      Purpose

Pursuant to applicable laws, in exercising their powers and discharging their duties, Directors must act honestly and in good faith with a view to the best interest of the Company, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, both as Directors and as committee members. Directors are ultimately accountable and responsible for providing independent, effective leadership in supervising the management of the business and affairs of the Company. The responsibilities of the Board include:

●	adopting a strategic planning process;

●	overseeing technologies, capital investments and projects;

●	reviewing and approving annual operating plans and budgets;

●	monitoring financial reporting and management;

●	risk identification and ensuring that procedures are in place for the management of those risks;

●	reviewing internal controls and reporting;

●	monitoring internal controls and management information systems;

●	delegating to management and providing general approval guidelines for management;

●	succession planning, including the appointment, training and supervision of management;

●	overseeing leadership development and executive compensation;

●	corporate disclosure and communications;

●	adopting measures for receiving feedback from stakeholders;

●	corporate social responsibility, ethics and integrity;

●	reviewing the integrity of the Chief Executive Officer (“CEO”) and the other executive officers and ensuring that the CEO and other executive officers create a culture of integrity;

●

adopting key corporate policies designed to ensure that the Company, its Directors, officers and employees comply with all applicable laws, rules and regulations and conduct their business ethically and with honesty and integrity;

●	overseeing the Company’s corporate governance policies and practices; and

●	overseeing the nomination process for new Directors.

3.0       Composition and Membership

The Board shall be comprised of that number of Directors as shall be determined from time to time by the Board upon recommendation of the Human Resources, Nomination and Governance Committee of the Board.

Directors must have an appropriate mix of skills, knowledge and experience in business and an understanding of the industry and the geographical areas in which the Company operates. Directors selected should be able to commit the requisite time for all of the Board’s business. Directors should make all reasonable efforts to attend all Board and committee meetings and should review the materials provided by management in advance of the Board and committee meetings. A Chairman of the Board shall be appointed by the Board.

Without limiting the foregoing, Directors are expected to possess the following characteristics and traits:

●	demonstrate high ethical standards and integrity in their personal and professional dealings;

●	provide independent judgment on a broad range of issues; and

●	understand and challenge the key business plans and the strategic direction of the Company.

4.0       Meetings

Meetings of the Board will be held at such times and places as the Chairman may determine, but in any event not less than five (5) times per year. Directors may attend all meetings either in person, videoconference or by telephone.

The Chairman, if present, will act as the chairman of meetings. If the Chairman is not present at a meeting, the directors will appoint another director to act as Chairman of the meeting. The Secretary of the Company (the “Secretary”) will be the secretary of all meetings and will maintain minutes of all meetings and deliberations of the Board. If the Secretary is not in attendance at any meeting, the Board will appoint another person who may, but need not, be a Director to act as the secretary of that meeting.

Subject to any agreement between the shareholders of the Company:

●	a majority of Directors will constitute a quorum for a meeting of the Board;

●	each Director will have one vote and decisions of the Board will be made by an affirmative vote of the majority;

●	the Chairman will not have a deciding or casting vote in the case of an equality of votes; and

●	the powers of the Board may also be exercised by written resolutions signed by all Directors.

The Board may invite from time to time such persons as it sees fit to attend its meetings and to take part in the discussion and consideration of the affairs of the Board. On the occasion of each Board meeting, independent Directors will consider if an in camera meeting, under the chairmanship of an independent director, would be appropriate. The Independent Director chairing such in camera meetings will forward to the Chairman and to the CEO any questions, comments or suggestions of the Directors.

In advance of every meeting of the Board, the Chairman, with the assistance of the Secretary, will prepare and distribute to the Directors and others as deemed appropriate by the Chairman, an agenda of matters to be addressed at the meeting together with appropriate briefing materials. The Board may require officers and employees of the Company to produce such information and reports as the Board may deem appropriate in order for it to fulfill its duties.

Directors will maintain the absolute confidentiality of the deliberations and decisions of the Board and its committees and information received at any meeting, except as may be required by law or as may be determined, from time to time, by the Board, or if the information is publicly disclosed by the Company.

5.0      Duties and Responsibilities

The Board will delegate responsibility for the day-to-day management of the Company’s business and affairs to the Company’s senior officers and will supervise such senior officers appropriately.

The Board may delegate certain matters it is responsible for to Board committees, presently consisting of the Audit Committee, the Human Resources, Nomination and Governance Committee and the Investment and Risk Committee.

The principal duties and responsibilities of the Board as they relate to the following matters, include:

5.1.         Strategic Planning Process

The Board will adopt, at least on an annual basis, a strategic planning process to establish objectives, goals, vision and mission statement for the Company’s business, and which takes into account the opportunities and risks of the Company’s business and affairs. The Board will review, approve and modify as appropriate the strategies/business plan proposed by senior management to achieve such objectives and goals, and monitor the implementation of such planning process on an ongoing basis.

The Board will monitor, review and approve all major corporate decisions and transactions and serve as an advisor to management on strategic initiatives.

5.2.         Technologies, Capital Investment, Projects

The Board will monitor the development cycle of all new products and technologies to determine whether development is in line with strategic planning and budgets, ensure that sufficient funds are allocated to research and development of new products and technologies and review the compliance of any capital expenditures delegations.

5.3.         Risk Management

Periodically, the Board, in conjunction with management and Board committees will identify the principal risks of the Company’s business, including those related to compensation and incentive plans and oversee management’s implementation of appropriate systems to effectively monitor, manage and mitigate the impact of such risks. The Board shall oversee the timely disclosure of any such material risk and of the process to monitor and mitigate it.

5.4.         Internal Controls and Reporting

The Board will oversee the Company’s major financial and operational risk and discuss them with management, internal auditors and external auditors. The Board will monitor the adequacy and effectiveness of the accounting and financial controls and the steps taken by management to control risk exposure.

5.5.         Succession Planning, Appointment and Supervision of Management

The CEO will be appointed by the Board, after considering the recommendation of the Human Resources, Nomination and Governance Committee, for such term as the Board may determine.

The Board will approve the succession plan for the CEO and the CEO’s succession plan for senior management of the Company, including their selection and appointment, and will review the objectives, performance and compensation of the CEO and senior management of the Company.

To the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and the other executive officers and take reasonable measures to ensure that the CEO and other executive officers create a culture of integrity throughout the organization.

The Board will ensure that the compensation plans and programs create and reinforce good conduct, ethical behaviors and promote reasonable risk taking, and will ensure that processes are in place for the recruitment, training, development and retention of senior executives who exhibit high standards of integrity and competence.

5.6.         Communication and Public Disclosure

The Board shall adopt communication policies, including the Company’s Disclosure Policy and Insider Trading Policy, and monitor investor relations programs and communications with analysts, the media and the public, including measures for receiving feedback from the Company’s stakeholders. The Company’s communications policies should address how the Company interacts with analysts, other key stakeholders and the public, and contain measures for the Company to comply with its continuous and timely disclosure obligations and to avoid selective disclosure. The Company shall approve, and as required, oversee compliance with the Company’s communications policies by Directors, officers and other management personnel and employees.

5.7.         Governance and Nomination

Subject to the terms of any agreement between shareholders of the Company and the Company, the Board will approve the selection criteria and nomination procedure for new Directors, review the independence of Directors, determine the remuneration of Directors and oversee orientation and continuing education of new Directors.

Subject to the terms of any agreement between shareholders of the Company and the Company, the Board will identify the Board nominees for election at the annual meeting of shareholders or the nominees to fill Board vacancies.

Subject to the terms of any agreement between shareholders of the Company and the Company, the Board will monitor the size and composition of the Board to ensure effective decision-making, and oversee management in the competent and ethical operation of the Company.

The Board will review and approve of the Company’s governance policies and practices and any update, amendment or restatement thereof and ensure that such policies comply with applicable legislation and stay current with best practices in corporate governance.

5.8.         Pension fund matters

The Board will monitor and review the Company’s pension fund investment policies and practices, in the context of pension plan liabilities.

5.9.         Environmental matters

The Board will monitor and review, as appropriate, the Company’s environmental policies and practices and oversee their compliance with applicable legal and regulatory requirements.

5.10.         Occupational health and safety matters

The Board will monitor and review, as appropriate, the Company’s occupational health and safety policies and practices and oversee their compliance with applicable legal and regulatory requirements.

6.0      Limitations on Board’s Duties

Notwithstanding the foregoing and subject to applicable law, nothing contained in this Charter is intended to require the Board to ensure the Company’s compliance with applicable laws or regulations.

In contributing to the Board’s discharge of its duties under this mandate, each Director shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this mandate is intended or may be construed as imposing on any Director a standard of care or diligence that is in any way more onerous or extensive than the standard to which the Directors are subject.

The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively. The terms contained herein are not intended to give rise to civil liability on the part of the Company or its directors or officers to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

7.0       Corporate Policies

The Board will adopt and monitor compliance of the policies and procedures, which are designed to ensure that the Company, its Directors, officers and employees comply with all applicable laws, rules and regulations and conduct the Company’s business ethically and with honesty and integrity. Principal policies consist of:

●	Code of Ethics;

●	Disclosure and Insider Trading Policy; and

●	Complaints of Illegal or Unethical Conduct Policy.

8.0       Access to Information and Authority

The Board will be granted unrestricted access to all information regarding the Company that is necessary or desirable to fulfill its duties.

The Board has the authority to retain, at the Company’s expense, independent legal, financial, compensation consulting and other advisors, consultants and experts, to assist the Board in fulfilling its duties and responsibilities, including sole authority to retain and to approve any such firm’s fees and other retention terms.

9.0       Review of Mandate

The Human Resources, Nomination and Governance Committee will annually review and assess the adequacy of this mandate and recommend any proposed changes to the Board for consideration. The Board may, from time to time, amend this Mandate. The Board will satisfy itself that regular assessments of the Chairman, the Directors as a whole (including any committees) and of individual Directors, if deemed appropriate, are carried out in order to enhance their performance.

SCHEDULE B

ORDINARY RESOLUTION APPROVING THE STOCK OPTION PLAN AMENDMENTS

“BE IT RESOLVED THAT:

1.

The maximum number of subordinate voting shares (“Shares”) of BRP Inc. (the “Company”) issuable under the Company’s stock option plan adopted effective as of May 29, 2013 (the “Stock Option Plan”) be increased by 5,000,000 Shares from 5,814,828 Shares to 10,814,828 Shares (the “Stock Option Plan Reserve”), and the Stock Option Reserve only apply to grants made under the Stock Option Plan. In order to reflect the foregoing, Section 2.2(3) of the Stock Option Plan shall be amended to read as follows:

“The maximum number of Shares issuable under this Plan in respect of Options shall be equal to 10,814,828 Shares. If an Option Expires, is forfeited, or is cancelled for any reason, the Shares subject to that Option shall again be available for grants under the Plan, subject to any required prior approval by the Stock Exchange.”

2.

The maximum number of Shares issuable to Insiders (as such term is defined in the Stock Option Plan) of the Company under the Stock Option Plan and any other share compensation arrangement shall be increased from 5% of the Shares and multiple voting shares issued and outstanding from time to time to 10% of the Shares and multiple voting shares issued and outstanding from time to time. In order to reflect the foregoing, Section 2.3(1) of the Stock Option Plan shall be amended to read as follows:

“The maximum number of Shares issuable to Insiders at any time pursuant to the exercise of Options granted under this Plan, including Shares issuable under the Rollover Option Plan and any other Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).”

3.

The maximum number of Shares issued to insiders of the Company within any one year period under the Stock Option Plan and any other share compensation arrangement shall be increased from 5% of the Shares and multiple voting shares issued and outstanding from time to time to 10% of the Shares and multiple voting shares issued and outstanding from time to time. In order to reflect the foregoing, Section 2.3(2) of the Stock Option Plan shall be amended to read as follows:

“The maximum number of Shares issued to Insiders within any one year period pursuant to the exercise of Options granted under this Plan, including Shares issued under the Rollover Option Plan and any other Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).”

4.

The amendment provisions of the Stock Option Plan (Sections 2.4(3) and 2.4(4)) shall be amended in order to include any amendment to the provisions of the Stock Option Plan governing the assignability of stock options as a matter requiring shareholder approval;

5.

The Board of Directors be authorized to revoke, at its sole discretion, this ordinary resolution at any time before it is acted upon without the requirement to obtain any further approval from the shareholders; and

6.

Any director or officer of the Company be authorized and directed for and in the name of and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such documents and instruments, and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary or desirable to carry out the intent of this resolution.”

B-1